EXECUTION COPY

________________________________________________

AGREEMENT AND PLAN OF REORGANIZATION

by and between

GUARANTY BANCORP

and

CASTLE ROCK BANK HOLDING COMPANY

Dated as of July 18, 2017

________________________________________________

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A:	Form of Voting Agreement

Exhibit B:	Form of Merger Agreement by and between Guaranty Bank and Trust Company and Castle Rock Bank

-iv-

Company Schedule 1.1(a)	Change in Control Payments
Company Schedule 1.1(b)	Future Benefit Payments
Guaranty Schedule 1.1(c)	Required Owned Real Property
Company Schedule 3.2(b)	Termination of Material Contracts
Company Schedule 4.1(b)	Company Business and Assets
Company Schedule 4.3(b)	Company Required Approvals
Company Schedule 4.4	Third Party Consents
Company Schedule 4.5(c)	Company Securities
Company Schedule 4.6	Shareholders
Company Schedule 4.7(a)	Subsidiaries and Jurisdictions
Company Schedule 4.7(c)	Subsidiary Securities
Company Schedule 4.7(e)	Third Party Interests
Company Schedule 4.8(d)	Certain Changes
Company Schedule 4.8(e)	Controls on Systems
Company Schedule 4.11	Material Contracts
Company Schedule 4.14	Litigation
Company Schedule 4.16(a)	Owned Real Property
Company Schedule 4.16(b)	Leased Real Property
Company Schedule 4.18	Insurance Coverage
Company Schedule 4.19	Permits
Company Schedule 4.26(a)(i)	Loans
Company Schedule 4.26(a)(ii)	Bank OREO
Company Schedule 4.26(a)(iii)	Criticized Assets
Company Schedule 4.26(b)	Watch List
Company Schedule 4.28	Employees
Company Schedule 4.30(a)	Employee Plans
Company Schedule 4.30(h)	Insider Loans
Company Schedule 4.30(i)	Certain Payments
Company Schedule 4.32(d)	Tax Return Jurisdictions
Company Schedule 4.33	Affiliate Transactions
Company Schedule 4.37	Guaranties
Guaranty Schedule 5.6	Litigation
Company Schedule 6.2(b)(vii)	Property Sale
Company Schedule 6.2(b)(viii)	Employee Agreements
Company Schedule 6.2(b)(ix)	Employee 2016 Compensation
Company Schedule 6.2(b)(x)	Employee Plan Amendments
Company Schedule 6.2(b)(xxiv)	Excepted Capital Expenditures
Company Schedule 6.14(a)	Owned Real Property Insurance Amounts
Company Schedule 6.15(b)	Termination Agreements
Company Schedule 6.15(c)	Repairs
Company Schedule 13.15(a)	Shareholders’ Representative

AGREEMENT AND PLAN OF reorganization

This Agreement and Plan of Reorganization (the “Agreement”) dated as of July 18, 2017, is by and between Guaranty Bancorp (“Guaranty”), a Delaware corporation and bank holding company registered under the Bank Holding Company Act of 1956 (“BHC Act”), and Castle Rock Bank Holding Company (the “Company”), a Colorado corporation and bank holding company registered under the BHC Act.

WHEREAS, Guaranty desires to affiliate with the Company and the Company desires to affiliate with Guaranty by merging the Company with and into Guaranty, with Guaranty as the surviving entity (the “Merger”); and

WHEREAS, the board of directors of Guaranty (the “Guaranty Board”) and the board of directors of the Company (the “Company Board”) each believe that the Merger in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits and schedules hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their stockholders and shareholders, respectively; and

WHEREAS, for federal income Tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations; and

WHEREAS, the Guaranty Board and the Company Board have each approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Guaranty’s willingness to enter into this Agreement, each of the members of the Company Board and of the board of directors of Bank and each of their respective immediate family members has entered into an agreement dated as of the date hereof pursuant to which such Person will vote all of the shares of Class A common stock of the Company, no par value per share (“Company Class A Stock”), beneficially owned by such Person in favor of this Agreement and the transactions contemplated hereby, in substantially the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, this Agreement provides for the Merger, and in connection therewith, all of the issued and outstanding shares of Company Stock shall be exchanged for consideration as set forth in this Agreement; and

WHEREAS, it is contemplated that immediately following the Merger, and pursuant to a separate agreement in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”), Guaranty Bank and Trust Company, a Colorado state banking corporation and wholly-owned subsidiary of Guaranty (“Guaranty Bank”), and Castle Rock Bank, a Colorado state banking corporation and wholly-owned subsidiary of the Company (“Bank”), shall be combined through a merger, with Guaranty Bank as the surviving entity (the “Bank Merger”).

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

I.DEFINITIONS

Section 1.1       Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Guaranty that are contained in the Non-Disclosure Agreement.

“Acquisition Proposal” means any proposal, offer, indication of interest or inquiry from any Person or group for, whether in one transaction or a series of related transactions, or relating to any: (i) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of the Company; (ii) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company and its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries (including equity securities of the Subsidiaries), measured either by book value or fair market value; (iii) issuance, sale or other disposition by the Company (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of the Company; (iv) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Company Stock or any class of equity securities of the Company; (v) recapitalization, liquidation, dissolution or other similar type of transaction with respect to the Company which would result in any Person or group acquiring 10% or more of the fair market value of the assets (including capital stock of the Subsidiaries) of the Company and its Subsidiaries taken as a whole (including equity securities of the Subsidiaries); or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger. For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

“Affiliate” means any natural corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“After-Tax” means subtracting an estimated deduction at an effective 38% tax rate.

“Aggregate Loan Balance” means, as of a specified date, the aggregate amount of principal and accrued interest with respect to all Loans.

“Aggregate Merger Consideration” means $23,000,000, as may be adjusted pursuant to Section 3.2.

“Aggregate Stock Consideration” means a number of shares of Guaranty Common Stock equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing the Aggregate Merger Consideration by the Guaranty Valuation Price, as such number may be adjusted pursuant to Section 9.1(g).

“ALLL” means Bank’s allowance for loan and lease losses.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, county, national, foreign, international or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Requirements” means and includes, as of the time of reference, with respect to Bank’s origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all contractual, legal and other obligations of Bank (including any contained in a Mortgage Loan document or any Governmental Authority guides, rules or procedures, including guides, rules and procedures relating to the origination, purchase, sale, securitization and servicing of Mortgage Loans).

“Average Daily Earnings Rate” shall mean the consolidated net income of the Company for the period commencing on January 1, 2017 and ending on the Calculation Date multiplied by 0.60 and divided by the number of days elapsed from and including January 1, 2017 to and including the Calculation Date.

“Balance Sheet Date” means December 31, 2016.

“Bank Executive Officers” means Thomas J. Miller and D.J. Tedesco.

“Best Efforts” means the taking of all commercially reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business Person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

“Brokered Deposit” shall have the meaning set forth in 12 C.F.R. 337.6(a)(2).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Denver, Colorado are authorized or required by Applicable Law or any Governmental Authority to close.

“Calculation Date” means the last day of the month immediately preceding the month in which the Effective Time occurs.

“CBCA” means the Colorado Business Corporations Act.

“Change in Control Payments” means payments owed pursuant to any contract, understanding, instrument, arrangement, commitment or undertaking of any nature, any amount paid, payable or reasonably expected to become payable by the Company or any of its Subsidiaries as of, prior to or as a result of the Effective Time resulting from a change in control as defined therein pursuant to the terms of any contract, understanding, instrument, arrangement, commitment or undertaking of any nature existing prior to or concurrently with the execution of this Agreement, which are listed on Company Schedule 1.1(a).

“Charter Documents” means a certificate or articles of incorporation (including certificates of designation), bylaws, and other organizational documents, each as amended, and each as currently in effect.

“Closing Distribution” means a distribution payable by Bank on the Closing Date to the Company and by the Company to its shareholders of record on a pro rata basis in an amount equal to the amount by which the Tangible Book Value on the Calculation Date exceeds the Minimum Tangible Book Value.

“Code” means the Internal Revenue Code of 1986.

“Company Class A Stock” means the voting Class A common stock of the Company, no par value per share.

“Company Class B Stock” means the non-voting Class B common stock of the Company, no par value per share.

“Company Financial Statements” means the FR Y-9SP Reports and the Bank Call Reports.

“Company Real Property” means, collectively, all Leased Real Property and Owned Real Property.

“Company Schedule” means the confidential disclosure schedule delivered by the Company to Guaranty concurrently with the execution of this Agreement, which disclosure schedule is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Guaranty. The Company Schedule shall set forth, among other things, items the disclosure of which are necessary or appropriate: (i) in response to an express disclosure requirement contained in a provision of this Agreement; (ii) as an exception to one or more representations and warranties contained in Article IV; or (iii) as an exception to one or more covenants contained in this Agreement.

“Company Stock” means the Company Class A Stock and the Company Class B Stock.

“Core Deposits” means, as of a particular date, a dollar amount equal to all deposit liabilities of Bank, less all Brokered Deposits and all deposits solicited solely via the Internet.

“CRA” means the Community Reinvestment Act.

“DGCL” means the Delaware General Corporation Law.

“Employee Plan” means, whether or not written, any: (i) “employee benefit plan”, as defined in Section 3(3) of ERISA; (ii) any compensation, employment, consultancy, severance, termination protection, change in control, transaction bonus, retention or similar service agreement, plan, arrangement or policy; or (iii) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements or cafeteria plans), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); in each case: (A) which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any Affiliate of the Company and covers any current or former employee, officer, director or independent contractor of or consultant to the Company or Bank; or (B) with respect to which the Company or Bank has any direct or indirect liability.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and general principles of equity.

“Environmental Laws” means any Applicable Law, including any applicable and enforceable judicial or administrative Order, relating to the environment or any Hazardous Substance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq.; the Hazardous Materials Transportation Act,, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excess Bonus Payments” means a dollar amount equal to: (i) the total amount of all bonuses paid or reasonably expected to be paid to all Company and Bank employees, officers and directors for the performance period ending December 31, 2017, plus all payroll, employment and similar Taxes paid or payable in connection with such bonuses; minus (ii) the total amount of all bonuses paid to all Company and Bank employees, officers and directors for the performance period ended December 31, 2016, plus all payroll, employment and similar Taxes paid or payable in connection with such bonuses; provided, however, that in no event shall the Excess Bonus Payments be less than zero.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Computershare Trust Company, N.A.

“Fannie Mae” means Fannie Mae, formerly known as the Federal National Mortgage Association.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Future Benefit Payments” means payments pursuant to the salary continuation, deferred compensation, severance and other Employee Plans between the Company or Bank and any other Person which are listed on Company Schedule 1.1(b).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, local, municipal, county, national, foreign, international or multinational government or governmental or regulatory authority, including any department, court, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

“Guaranty Calculation Date Stock Price” means: (i) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth day prior to the Calculation Date, of the product of: (A) the closing price of Guaranty Common Stock as quoted on the NASDAQ for such trading day; multiplied by (B) the trading volume of Guaranty Common Stock reported on the NASDAQ for such trading day; divided by (ii) the aggregate trading volume over such 15-day period.

“Guaranty Common Stock” means the voting common stock of Guaranty, par value $0.001 per share.

“Guaranty Non-Voting Stock” means the non-voting common stock of Guaranty, par value $0.001 per share.

“Guaranty Preferred Stock” means the preferred stock of Guaranty, par value $0.001 per share.

“Guaranty Schedule” means the confidential disclosure schedule delivered by Guaranty to the Company concurrently with the execution of this Agreement, which disclosure schedule is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by Guaranty to the Company. The Guaranty Schedule shall set forth, among other things, items the disclosure of which are necessary or appropriate: (i) in response to an express disclosure requirement contained in a provision of this Agreement; or (ii) as an exception to one or more representations and warranties contained in Article V.

“Guaranty Valuation Price” means $27.36, which amount is: (i) the sum, for each of the 10 consecutive trading days ending on and including the trading day immediately preceding the date of this Agreement, of the product of: (A) the closing price of Guaranty Common Stock as quoted on the NASDAQ for such trading day; multiplied by (B) the trading volume of Guaranty Common Stock reported on the NASDAQ for such trading day; divided by (ii) the aggregate trading volume over such 10-day period.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos containing material and any substance or material regulated under any Environmental Law, except de minimis amounts of household cleaning and office products used, kept and disposed of in compliance with applicable Environmental Laws.

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the ordinary course of business); (vi) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (ix) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business); and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Index” means the KBW Nasdaq Regional Banking Index (KRX) or, if such index is not available, such substitute or similar index as substantially replicates the KBW Nasdaq Regional Banking Index (KRX).

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of private Mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related mortgaged property.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in any jurisdiction: (i) inventions and improvements thereto, whether or not patentable, invention disclosures, statutory invention registrations, design rights, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof); (ii) trademarks, service marks, trade dress, logos, domain names, Internet account names (including social networking and media names), rights of publicity, trade names, corporate names and all other source identifiers, and all goodwill associated with any of the foregoing; (iii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression; (iv) computer software (including source code, object code, firmware, operating systems and specifications), databases and data collections; (v) trade secrets, know-how and confidential business information; (vi) any other type of intellectual property or intellectual property right; (vii) registrations and applications for registration of any of the foregoing; and (viii) rights to sue or recover and retain damages for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Knowledge means: (i) with respect to the Company, the actual knowledge of the Bank Executive Officers; and (ii) with respect to Guaranty, the actual knowledge of Paul Taylor, Michael Hobbs, Christopher Treece or Cathy Goss. For purposes of this definition, a named executive officer shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such executive officer in the course of the management reporting practices of the Company or Guaranty, as applicable.

“Lien” means, with respect to any property or asset, any Mortgage, lien, license, pledge, charge, security interest, encumbrance, covenant, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marijuana-Related Business Loan” means any Loan to any Person engaged in a business that grows, produces, buys or sells or otherwise distributes marijuana, a business that leases real property or otherwise provides space to a such a business, or a business that leases or otherwise provides equipment which is directly used to grow or produce marijuana.

“Material Adverse Effect” means: (i) any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on: (A) the financial position, business, assets, liabilities, profits or results of operations or financial performance of a Person and its Subsidiaries, individually or taken as a whole; or (B) the ability of a Person to timely perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; or (ii) any other fact, effect, event, change, occurrence or circumstance that could materially impair a Person’s ability to operate its business in the ordinary course; provided, however, that Material Adverse Effect shall not be deemed to include, either alone or in combination, the impact of: (1) changes generally affecting the economy, financial or securities markets; (2) the announcement of the Merger; (3) any outbreak or escalation of war or hostilities or any act of terrorism; (4) general conditions in the financial industry, including changes in laws, regulations, rules, GAAP or regulatory accounting requirements; or (5) with respect to the Company and Bank, any changes made or actions taken or not taken by the Company or Bank at the request or with the consent of Guaranty; provided further, however, that any effect referred to in clause (1), (3) or (4) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that effect has a disproportionate effect on a Person and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which the Person and its Subsidiaries conduct their businesses. With respect to the Company and Bank, a “Material Adverse Effect” shall include one or more facts, effects, events, changes, occurrences or circumstances that, individually or in the aggregate, results in: (x) a 15% or greater decrease in the Aggregate Loan Balance as of July 18, 2017; or (y) a 15% or greater decrease in Core Deposits from the level as of July 18, 2017.

“Minimum Allowance Amount” means $1,464,000.

“Minimum Tangible Book Value” means $16,000,000; provided in the event the Calculation Date occurs prior to December 31, 2017, Minimum Tangible Book Value shall equal: (i) $16,000,000 minus (ii) the product of (A) the number of days from (but not including) the Calculation Date to and including December 31, 2017 and (B) the Average Daily Earnings Rate.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a Lien on real property.

“Mortgage Loan”  means any Loan secured by, or intending to be secured by, a Mortgage or other Lien on real property, whether such Loan is originated, purchased, sold, participated in, serviced or subserviced by the Company, Bank or any Subsidiary of the Company or Bank, as applicable.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered by an arbitrator, in each case having competent jurisdiction to render such.

“Paid Off Loan” means a Mortgage Loan or any other type of Loan that, at any time, has been owned or serviced by Bank and has been paid off, foreclosed, or otherwise liquidated.

“Permitted Encumbrances” means: (i) Liens disclosed in the Company Financial Statements; (ii) Liens for Taxes, assessments or governmental charges or levies not yet due or being contested in good faith and for which adequate accruals or reserves have been established in the Company Financial Statements; (iii) exceptions arising in the ordinary course of business which do not secure any material monetary obligation and do not materially detract from the value or materially interfere with the present use of any such properties or assets; and (iv) with respect to Owned Real Property: (A) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business for amounts which are not yet due; and (B) Liens for zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, and easements, provided, in each case, that such Liens do not materially detract from the value or materially interfere with the present use of the Owned Real Property they encumber.

“Permitted Exceptions” means all Permitted Encumbrances and all exceptions to title set forth in any Title Policy.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Representative” means, with respect to any Person, any of such Person’s shareholders, officers, directors, employees, partners, managers, members, investment bankers, attorneys, financial advisors, accountants, auditors, consultants, advisors and other agents.

“Required Owned Real Property” means any Owned Real Property set forth on Guaranty Schedule 1.1(c).

“SBA” means the United States Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” shall mean, in the case of either Guaranty or the Company, any Person in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest or otherwise has the right to elect or appoint a majority of the directors or other Persons performing similar functions.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal: (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the total voting power of any class of the capital stock of the Company or more than 50% of the consolidated assets of the Company and its Subsidiaries (including equity securities of the Subsidiaries), measured either by book value or fair market value; and (ii) that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, is reasonably likely to be completed on the terms proposed, is not subject to any due diligence investigation or financing condition, and is fully financed with available cash on hand, or is otherwise fully backed by written financing commitments in full force and effect and (taking into account any changes to this Agreement proposed by Guaranty in response to such Acquisition

Proposal), is more favorable to the shareholders of Company from a financial point of view than the Merger.

“Tax” means any of the following: (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, tax, any governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee; (ii) in the case of the Company and Bank, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or Bank to a Governmental Authority is determined or taken into account with reference to the activities of any other Person; and (iii) any liability of the Company or Bank for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Asset” means the expected future Tax amounts recorded on the ledgers of the Company or Bank in accordance with GAAP for the Company’s or Bank’s Temporary Differences, computed using an effective Tax rate of 38% regardless of whether the expected future Tax amounts result in an increase or decrease in expected future Tax.

“Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding the Company or Bank that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Temporary Difference” means any differences between the income Tax basis and the GAAP basis of the Company’s and Bank’s assets and liabilities as recorded for either GAAP or income Tax purposes. Temporary Difference includes any net operating loss, built in loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other Tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Transaction Documents” means this Agreement, the Voting Agreement, the Non-Competition Agreements, the Employment Agreement, the Termination Agreements, the Bank Merger Agreement and any and all other agreements, certificates and documents required to be delivered by either party hereto prior to or at the Closing pursuant to the terms of this Agreement.

“Transaction Expense”  means any costs, fees, prepayment fees, expenses or other amounts incurred or otherwise payable by or on behalf of the Company or Bank in connection with the negotiation, execution or performance of this Agreement or otherwise as a result of this Agreement, the other Transaction Documents, the Merger or any of the other transactions contemplated hereby or thereby, including: (i) legal and accounting fees; and (ii) fees and commissions payable to any broker or finder, financial advisor or investment banking firm.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the UST pursuant to and in respect of the provisions of the Code.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56.

“UST” means the United States Department of the Treasury.

Section 1.2       Table of Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	8.6
Acceptable Confidentiality Agreement	1.1
Acquisition Proposal	1.1
Affiliate	1.1
After-Tax	1.1
Aggregate Loan Balance	1.1
Aggregate Merger Consideration	1.1
Aggregate Stock Consideration	1.1
Agreement	Preamble
ALLL	1.1
Alternative Transaction	9.3(a)
Annual Report	5.7(a)
Applicable Law	1.1
Applicable Requirements	1.1
Average Daily Earnings Rate	1.1
Balance Sheet Date	1.1
Bank	Recitals
Bank Call Reports	4.8(b)
Bank Common Stock	4.7(b)
Bank Executive Officers	1.1
Bank Loan Property	4.26(f)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Bank OREO	4.26(a)
Best Efforts	1.1
BHC Act	Preamble
Brokered Deposit	1.1
Business Day	1.1
Calculation Date	1.1
CBCA	1.1
Certificates	3.5(b)
Change in Control Payments	1.1
Charter Documents	1.1
Claim	7.5(a)
Closing	2.2
Closing Date	2.2
Closing Distribution	1.1
Closing Title Commitment	6.14(c)
COBRA	4.30(m)

Term	Section
Code	1.1
Committee	8.6
Company	Preamble
Company Acquisition Agreement	6.5(d)
Company Adverse Recommendation Change	6.5(d)
Company Board	Recitals
Company Board Approval	4.2(b)
Company Class B Stock	1.1
Company Closing Shares	3.1(a)
Company Employees	8.3(a)
Company Expenses	9.3(c)
Company Financial Statements	4.8(a)
Company Intellectual Property	4.17
Company Meeting	6.1(a)
Company Recommendation	6.1(a)
Company Real Property	1.1
Company Real Property Subject to Environmental Termination	6.13(c)
Company Regulatory Agreement	4.22
Company Required Approvals	4.3
Company Schedule	1.1
Company Securities	4.5(c)
Company Shareholder Approval	6.1(a)
Company Stock	Recitals
Continuing Company	2.1
Core Deposits	1.1
CRA	1.1
Criticized Assets	4.26(a)
Deposited Shares	3.5(a)
DGCL	1.1
DIF	4.2
Dissenting Share	3.4
Effective Time	2.3
Election Notice	6.14(b)
Election Notice Period	6.14(b)
Employee Plan	1.1
Employment Agreement	10.4(b)
End Date	9.1(a)(iii)
Enforceability Exceptions	1.1
Environmental Condition	6.13(c)
Environmental Information	4.31
Environmental Inspections	6.13(a)
Environmental Laws	1.1
ERISA	1.1
ERISA Affiliates	4.30(b)
Excess Bonus Payments	1.1
Exchange Act	1.1
Exchange Agent	1.1
Existing Benefit Plan	8.3(b)

Term	Section
Fannie Mae	1.1
FDIC	1.1
Federal Reserve	1.1
Final Index Price	1.1
FR Y-9SP Reports	4.8(a)
Freddie Mac	1.1
Future Benefit Payments	1.1
GAAP	1.1
Governmental Authority	1.1
Guaranty	Preamble
Guaranty Bank	Recitals
Guaranty Board	Recitals
Guaranty Board Approval	5.2(b)
Guaranty Calculation Date Stock Price	1.1
Guaranty Common Stock	1.1
Guaranty Expenses	9.3(a)
Guaranty Financial Statements	5.7(a)
Guaranty Non-Voting Stock	1.1
Guaranty Preferred Stock	1.1
Guaranty Regulatory Agreement	5.16
Guaranty Required Approvals	5.3
Guaranty Schedule	1.1
Guaranty Valuation Price	1.1
Hazardous Substances	1.1
Indebtedness	1.1
Indemnified Parties	7.5(a)
Index	1.1
Index Ratio	1.1
Initial Index Price	1.1
Insurer	1.1
Intellectual Property	1.1
Interim Financial Statements	6.10(a)
Knowledge	1.1
Leased Real Property	4.16(b)
Liabilities	2.7
Lien	1.1
Loans	4.26(a)
Marijuana-Related Business Loan	1.1
Material Adverse Effect	1.1
Material Contract	4.11(b)
Materially Burdensome Regulatory Condition	8.4
Merger	Recitals
Merger Filings	2.3
Minimum Allowance Amount	1.1
Minimum Tangible Book Value	1.1
Mortgage	1.1
Mortgage Loan	1.1
Mortgage Note	1.1

Term	Section
NASDAQ	1.1
Non-Competition Agreements	10.4(a)
Non-Disclosure Agreement	7.8
Order	1.1
Owned Intellectual Property	4.17
Owned Real Property	4.16(a)
Owned Real Property Write Down	6.14(b)(ii)
Paid Off Loan	1.1
party	13.13(d)
Per Share Merger Consideration	3.1(a)
Permits	4.19
Permitted Encumbrances	1.1
Permitted Exceptions	1.1
Person	1.1
Post-Closing Tax Period	1.1
Pre-Closing Tax Period	1.1
Proxy Statement	7.2
QSub	4.32(k)(i)
QSub Election	4.32(k)(i)
Registration Statement	7.2
Regulatory Reports	4.21
Representative	1.1
Required Owned Real Property	1.1
S Election	4.32(k)(i)
S Period	4.32(k)(i)
SBA	1.1
SEC	1.1
Secondary Investigation	6.13(a)
Securities Act	1.1
Shareholder Agreement	6.15
Shareholders’ Representative	13.15(a)
Short S Corporation Tax Period	7.9
Subject Information	6.15
Subsidiary	1.1
Subsidiary Securities	4.7(d)
Tail Policy	8.8
Takeover Statute	4.41
Tangible Book Value	3.2(b)
Tax	1.1
Tax Asset	1.1
Tax Returns	4.32(a)
Tax Sharing Agreement	1.1
Temporary Difference	1.1
Termination Agreements	6.15(b)
Termination Fee	9.3(a)
Third Party Interests	4.7(e)
Title Commitment	6.14(a)
Title Company	6.14(a)
Title Cure Period	6.14(b)

Term	Section
Title Policy	6.14(a)
Transaction Documents	1.1
Transaction Expense	1.1
Transmittal Materials	3.5(b)
Treasury Regulations	1.1
Treasury Shares	3.1(b)
USA PATRIOT Act	1.1
UST	1.1
Voting Agreement	Recitals
Watch List	4.26(b)

II.THE MERGER

Section 2.1The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Guaranty (which, as the surviving corporation, is hereinafter referred to as “Continuing Company” whenever reference is made to it as the surviving or resulting corporation at or after the Effective Time pursuant to the provisions of the DGCL).

Section 2.2Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article X,  Article XI and Article XII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger (the “Closing”), but subject to the satisfaction or waiver of those conditions, the parties shall cause the filings contemplated by Section 2.3 to be made: (a) no later than the tenth day (or next Business Day if such day is not a Business Day) following the last day of the month after such satisfaction or waiver; or (b) on such other date to which Guaranty and the Company may agree in writing (the “Closing Date”).

Section 2.3Effective Time.  Subject to the terms and upon the satisfaction or waiver of all requirements of Applicable Law and the conditions specified in this Agreement, Guaranty and the Company shall, in accordance with the provisions of the DGCL and the CBCA, file with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, a certificate of merger and articles of merger, as applicable, and such other documents as may be required to effectuate the Merger (collectively, the “Merger Filings”). The Merger shall become effective, and the effective time of the Merger shall occur at the date and time specified in the Merger Filings (the “Effective Time”).

Section 2.4Charter Documents and Facilities of Continuing Company.  At the Effective Time and until thereafter amended in accordance with Applicable Law, the Certificate of Incorporation of Continuing Company shall be the Certificate of Incorporation of Guaranty as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided, the Bylaws of Continuing Company shall be the Bylaws of Guaranty as in effect immediately prior to the Effective Time. Unless and until changed by the board of directors of Continuing Company, the main office of Guaranty as of the Effective Time shall become the main office of Continuing Company. Until thereafter changed in accordance with law or the Charter Documents of Continuing Company, all corporate acts, contracts, approvals and authorizations of the Company and Guaranty and their respective shareholders and stockholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the Company and Guaranty, respectively, as of the Effective Time.

Section 2.5Board of Directors and Officers of Continuing Company.

(a)At the Effective Time and until thereafter changed in accordance with Applicable Law or the Charter Documents of Continuing Company, the members of the Guaranty Board at the Effective Time shall be the board of directors of Continuing Company until Continuing Company’s next annual meeting of stockholders.

(b)At the Effective Time and until thereafter changed in accordance with Applicable Law or the Charter Documents of Continuing Company, the officers of Guaranty immediately prior to the Effective Time shall become the officers of Continuing Company.

Section 2.6Effect of Merger.  At the Effective Time, the corporate existence of the Company and Guaranty shall, as provided in the DGCL and CBCA, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of the Company and Guaranty. All rights, franchises and interests of the Company and Guaranty, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon. The Merger shall have all other effects set forth in Section 259 of the DGCL and Article 111 of the CBCA.

Section 2.7Liabilities of Continuing Company.  At the Effective Time, Continuing Company shall be liable for any liabilities, Indebtedness, obligations, losses, damages, claims, costs or expenses (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (collectively, “Liabilities”) of the Company and Guaranty. All Liabilities and contracts of the Company and of Guaranty, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Guaranty, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all Liens on property of either the Company or Guaranty shall be preserved unimpaired subsequent to the Merger.

Section 2.8Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2.9Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Guaranty and the Company may mutually agree to revise the structure of effecting the acquisition of the Company, provided, however, that: (a) there are no adverse federal or state income Tax consequences to the Company’s shareholders as a result of the modification (including no impact upon the opinions of counsel related to Tax matters to be delivered pursuant to this Agreement); (b) the Aggregate Merger Consideration and the Closing Distribution, if any, to be paid to the holders of Company Stock under this Agreement is not thereby changed in kind or value or reduced in amount and the delivery of such consideration will not be delayed; (c) the benefits to be received by the Company’s directors, officers and employees under this Agreement are not diminished; and (d) such modification will not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article X,  Article XI or Article XII not to be capable of being fulfilled.

Section 2.10Additional Actions.  If, at any time after the Effective Time, Continuing Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Continuing Company its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or any of its Subsidiaries; or (b) otherwise carry out the purposes of this Agreement, Continuing Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or its Subsidiaries all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company or its Subsidiaries, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Continuing Company’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or its Subsidiaries and otherwise to carry out the purposes of this Agreement.

III.MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 3.1Merger Consideration.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Stock issued and outstanding immediately prior to the Effective Time (“Company Closing Shares”) shall, subject to the conditions hereinafter stated, automatically be cancelled and retired and shall cease to exist and, along with any certificate representing such share, shall represent only the right to receive (except any Dissenting Shares, which shall have the rights specified in Section 3.4) a number of shares of Guaranty Common Stock equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing the Aggregate Stock Consideration by the number of Company Closing Shares (the “Per Share Merger Consideration”), plus cash in lieu of any fractional share of Guaranty Common Stock as determined in accordance with Section 3.1(c).

(b)Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Bank immediately prior to the Effective Time (other than: (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties; and (ii) shares of Company Stock held in respect of a debt previously contracted) (the “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist without any conversion and no payment or distribution shall be made with respect thereto.

(c)Notwithstanding anything in this Agreement to the contrary, Guaranty will not issue any fractional shares of Guaranty Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Guaranty shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying: (i) the Guaranty Valuation Price; by (ii) the fraction of a share of Guaranty Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 3.1.

Section 3.2Adjustment of Merger Consideration for Tangible Book Value.

(a)If the Tangible Book Value on the Calculation Date is less than the Minimum Tangible Book Value, the Aggregate Merger Consideration will be reduced by an amount, rounded to the nearest dollar, equal to the difference between the Minimum Tangible Book Value and the Tangible Book Value on the Calculation Date.

(b)For purposes of this Agreement, “Tangible Book Value” shall equal the sum of the capital stock, capital surplus, retained earnings and current earnings (if not already included in retained earnings) of the Company (excluding accumulated other comprehensive income (loss)), on a consolidated basis, as determined pursuant to GAAP, as of the close of business on the Calculation Date as adjusted to reflect a reasonable projection of the operations of the Company through the Effective Time. For purposes of calculating Tangible Book Value, the Company shall deduct the following amounts to the extent not accrued, or paid and expensed, or otherwise recorded through current earnings by the Company (without duplication), each on or prior to the Calculation Date: (i) the book value of all intangible assets, including goodwill as of the close of business on the Calculation Date; (ii) the estimated 2017 (or 2018, if Closing occurs in 2018) ad valorem and property Taxes of the Company and Bank, allocable (on a per diem basis) to the portion of calendar year 2017 (or 2018, if Closing occurs in 2018) ending on the Calculation Date; (iii) the amount of all Transaction Expenses; (iv) the aggregate After-Tax amount of any Change in Control Payments; (v) the estimated After-Tax amount of any Future Benefit Payments due on or after the Closing Date; (vi) any amount required to be added to the ALLL pursuant to Section 6.9; (vii) the book value of any Company Real Property Subject to Environmental Termination; (viii) any Owned Real Property Write Down; (ix) the After-Tax, estimated amount (as provided in writing by the applicable vendor) of any penalty or liquidated damages associated with the termination of the Material Contracts following the Closing Date identified on Company Schedule 3.2(b); (x) any Excess Bonus Payments; and (xi) such other amounts as are agreed upon by the Company and Guaranty in writing. No deduction shall be made for any vacation time earned during or prior to 2017 but unused as of the Closing Date. For purposes of the foregoing definition, “a reasonable projection of operations” will be based on the average monthly operations of the Company beginning on January 1, 2017 and ending on the Calculation Date. Tangible Book Value shall not be adjusted downward for any adjustment required by Guaranty pursuant to Section 6.7.

Section 3.3Dilution.  If Guaranty changes (or the Guaranty Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Guaranty Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Aggregate Stock Consideration (and any other dependent items) will be adjusted proportionately to account for such change to provide to the holders of Company Stock the same economic effect contemplated by this Agreement prior to such change.

Section 3.4Dissenting Shares.  Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has properly demanded and perfected such holder’s dissenter’s rights of appraisal in accordance with Section 7-113-101, et seq., of the CBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to this Article III and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the CBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by such holder in accordance with the applicable provisions of the CBCA, provided that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the CBCA. If any holder of any Dissenting Shares effectively withdraws or loses such holder’s dissenter’s rights under the applicable provisions of the CBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this Article III. The Company shall give Guaranty: (a) prompt notice of any written demands for fair value, attempted withdrawals of such demands and any other instruments served pursuant to Applicable Law relating to shareholders’ demands for fair value; and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the CBCA or any other Applicable Law. The Company shall not, except with the prior written consent of Guaranty, voluntarily make any payment with respect to any demands for fair value of Dissenting Shares, offer to settle or settle any such demands.

Section 3.5Exchange Procedures.

(a)On the Closing Date, Guaranty shall deposit or cause to be deposited with the Exchange Agent, to be held in trust for the holders of shares of Company Stock book entry shares of Guaranty Common Stock representing the Aggregate Stock Consideration, via the direct registration system (such shares deposited with the Exchange Agent being hereinafter referred to as the “Deposited Shares”). The Deposited Shares shall not be used for any other purpose, except as provided in this Agreement.

(b)The Exchange Agent, as soon as practicable, but with the intent to be no later than 15 days after the Closing Date, shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the shares of Company Stock represented by such Certificates will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). All Transmittal Materials shall be provided to the Company for review and comment no later than 15 days prior to the Closing Date. Upon surrender to and acceptance by the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange for each share of Company Stock represented thereby the Per Share Merger Consideration, as may be adjusted pursuant to the adjustment set forth in Section 3.2, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Guaranty Common Stock issuable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 3.5, each Certificate (other than Certificates representing Dissenting Shares or Treasury Shares) shall represent for all purposes only the right to receive the Per Share Merger Consideration with respect to each share of Company Stock evidenced by the Certificate.

(c)No dividends or other distributions declared after the Effective Time with respect to shares of Guaranty Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 3.5. After the surrender of a Certificate and duly completed and executed Transmittal Materials in accordance with this Section 3.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Guaranty Common Stock issuable with respect to such Certificate.

(d)After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

(e)If any outstanding Certificates and duly completed and executed Transmittal Materials related thereto are not surrendered prior to the date on which the Per Share Merger Consideration applicable to such Certificates as a result of the Merger would otherwise escheat to or become the property of any Governmental Authority, the unclaimed Per Share Merger Consideration applicable to such Certificates shall, to the extent permitted by abandoned property and any other Applicable Law, become the property of Continuing Company (and to the extent not in Continuing Company’s possession shall be paid by the Exchange Agent to Continuing Company), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, none of Continuing Company, Guaranty, Guaranty Bank, the Exchange Agent or any other Person shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)If any shares of Guaranty Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Guaranty) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of shares of Guaranty Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)If a Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Guaranty and the Exchange Agent, and, if required by Guaranty or the Exchange Agent, the posting by such Person of a bond in such amount as Guaranty or the Exchange Agent may direct as indemnity against any claim that may be made against Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration with respect to each share of Company Stock formerly evidenced by the Certificate. Guaranty shall use its Best Efforts to resolve lost Certificate issues with Company shareholders to avoid undue expense for shareholders.

(h)Any portion of the Deposited Shares held by the Exchange Agent in respect of any Dissenting Shares shall be returned to Guaranty upon demand.

Section 3.6Tax Withholding.  Notwithstanding anything in this Agreement to the contrary, Continuing Company and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement such amounts as the applicable withholding agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Stock in respect of which such deduction and withholding was made.

IV.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the Company Schedules referred to in this Article IV, the Company represents and warrants to Guaranty as set forth below.

Section 4.1Corporate Existence and Power.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and a bank holding company registered under the BHC Act. The Company has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is qualified to do business in the State of Colorado. Neither the Company nor any of its Subsidiaries has ever had any non-U.S. operations. The Company has prior to the date hereof delivered to Guaranty true and complete copies of its Charter Documents as currently in effect. The Company is not in violation of any of the provisions of its Charter Documents.

(b)Except as set forth on Company Schedule 4.1(b): (i) the Company does not directly engage in and has not directly engaged in any business or operations; (ii) the Company does not directly own any assets other than the equity interests in Bank; (iii) the Company is not a party to any contract relating to the business of any of its Subsidiaries; and (iv) the Company does not own or have any right to use any asset or property (whether real, personal, tangible, intangible or otherwise) used or held for use in, or related to, the business of any of its Subsidiaries.

Section 4.2Corporate Authorization.

(a)The execution, delivery and performance by the Company and Bank, as applicable, of this Agreement and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby are within their corporate powers, and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and Bank. Other than the Company Shareholder Approval, no other votes, approvals or consents of the holders of any of the Company’s capital stock are necessary in connection with the consummation of the Merger or any other transaction contemplated by a Transaction Document. Assuming due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the other Transaction Documents to which the Company or Bank is a party constitutes a valid and binding agreement of the Company and Bank, as applicable, and is enforceable against the Company and Bank, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by any Enforceability Exceptions.

(b)At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the shareholders of the Company; (ii) approved this Agreement; (iii) adopted and recommended this Agreement to the shareholders of the Company; and (iv) determined to submit this Agreement to the shareholders of the Company for approval without any condition ((i) through (iv) collectively, the “Company Board Approval”), and no other corporate actions or proceedings on the part of the Company Board are necessary in connection with the authorization, execution and delivery by the Company of this Agreement and the Transaction Documents to which the Company is or will be a party and the performance by the Company of the Merger and the other transactions contemplated hereby and thereby. The Company has delivered to Guaranty a certified copy of the Company Board Approval which has not been, and at the Closing will not have been, revoked, rescinded or amended.

Section 4.3Governmental Authorization.  Assuming the Guaranty Required Approvals are duly obtained and that the Merger Filings are properly filed with the Secretary of State of Delaware and the Secretary of State of Colorado, as applicable, the execution, delivery and performance by the Company and Bank, as applicable, of this Agreement and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby by the Company and Bank, as applicable, require no action by or in respect of, or filing with, any Governmental Authority by the Company or Bank, other than: (a) the Company Shareholder Approval; (b) those approvals and consents set forth on Company Schedule 4.3(b); and (c) any other actions or filings the failure of which to take, make or obtain would not, individually or in the aggregate, reasonably be expected to be material, in each case in a form reasonably acceptable to Guaranty (the “Company Required Approvals”).

Section 4.4Noncontravention.  The execution, delivery and performance of this Agreement by the Company and Bank and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby by the Company and Bank, as applicable, do not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of the Charter Documents of the Company or any of its Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any material provision of any Applicable Law; (c) except as set forth on Company Schedule 4.4, require any consent or other action by any Person that is a party to a Material Contract, constitute a breach or default, or event that, with or without notice, lapse of time, or both, would constitute a default under, or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation of the Company or any of the Company’s Subsidiaries or to a loss of any benefit to which the Company or any of the Company’s Subsidiaries is entitled under any provision of such Material Contract binding upon the Company or Bank or any of their respective properties, assets or governmental authorizations; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of the Company’s Subsidiaries, except with respect to (c) and (d) where such action would not be reasonably be expected to have a Material Adverse Effect.

Section 4.5Capitalization.

(a)The authorized capital stock of the Company consists of: (i) 50,000 shares of Company Class A Stock; and (ii) 15,000 shares of Company Class B Stock.

(b)There are: (i) 11,234 shares of Company Class A Stock outstanding; and (ii) 469 shares of Company Class B Stock outstanding.  The Company holds 1,732 shares of Class A Stock and 657 shares of Class B Stock as treasury shares.  There are no declared or accrued unpaid dividends with respect to any shares of Company Stock.

(c)Except as set forth in Section 4.5(b) or Company Schedule 4.5(c), there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) options, warrants, units or other securities or rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other securities of, or ownership interests in, the Company ((i), (ii), (iii) and (iv) collectively, “Company Securities”). Except as set forth on Company Schedule 4.5(c), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any the Company Securities.

Section 4.6Ownership of Company Stock.  A true, correct and complete list dated as of June 30, 2017, of all of the outstanding shares of Company Stock, all of which are owned of record by shareholders of the Company, with the domicile addresses and in the respective amounts, is set forth in Company Schedule 4.6 and will be updated and certified by the Company on the Closing Date. Except for the Voting Agreement and as set forth in Company Schedule 4.6, there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among the Company and one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Company Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Stock. To the Company’s Knowledge there are no shareholder agreements, voting agreements, proxies, voting trusts or other understandings agreements or commitments between or among one or more of such shareholders to which the Company is not a party with respect to the voting, disposition or other incidents of ownership of any shares of Company Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Stock.

Section 4.7Company Subsidiaries; Securities.

(a)Company Schedule 4.7(a) lists each Subsidiary of the Company and each jurisdiction in which the Subsidiary is qualified to do business. Bank is a Colorado state banking corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Each Subsidiary of the Company (other than Bank) is duly organized, validly existing and in good standing under the laws in which it was formed. Bank is approved by the FDIC to engage in commercial banking. Each Subsidiary of the Company has all organizational powers and authority and all licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business in Colorado and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. The Company has prior to the date hereof delivered or made available to Guaranty true and complete copies of the Charter Documents of each Subsidiary of the Company, in each case as amended and in effect on the date hereof. No Subsidiary of the Company is in violation of any of the provisions of its Charter Documents.

(b)The authorized capital stock or equity interests, as applicable, of Bank consists of 1,000 shares of common stock, par value $100.00 per share (“Bank Common Stock”). There are 1,000 shares of Bank Common Stock outstanding. All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no declared or accrued unpaid dividends or distributions with respect to any shares of Bank Common Stock.

(c)Except as set forth on Company Schedule 4.7(c), the Company owns, either directly or indirectly, all of the Bank Common Stock and all other issued and outstanding capital stock and other securities of its Subsidiaries free and clear of any Liens. The Bank Common Stock and other outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable: (i) duly authorized, validly issued, fully paid and nonassessable; and (ii) free and clear of any Liens.

(d)There are no issued, reserved for issuance or outstanding: (i) shares of capital stock, voting securities, or other equity interests of any Subsidiary of the Company; (ii) securities of a Subsidiary of the Company convertible into, or exchangeable for, shares of capital stock or other voting securities of, or other ownership interests in, the Subsidiary; (iii) warrants, calls, options or other rights to acquire from any Subsidiary of the Company, or other obligations of a Subsidiary to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or membership units or ownership interests in, a Subsidiary of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of the Subsidiary Securities.

(e)Except as set forth on Company Schedule 4.7(e), neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock, other securities, membership units, trust units or ownership interests, or investments in, or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests, membership units, trust units or investments in, any other Person (collectively, “Third Party Interests”). Neither the Company nor any of its Subsidiaries has any right to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests.

Section 4.8Financial Statements and Internal Controls.

(a)The Company has furnished Guaranty with true and complete copies of its parent company financial statements as filed on Form FR Y-9SP for the 12-month periods ended December 31, 2014, 2015 and 2016, together with the memoranda items and notes thereto (the “FR Y-9SP Reports”).  The FR Y-9SP Reports are true, complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Company and the results of its operations, on a parent company basis, at the date and for the period indicated in that FR Y-9SP Report in conformity with the instructions to the Form FR Y-9SP. The FR Y-9SP Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Company’s and each of the Company’s Subsidiaries’ books and records have been, and are being, maintained in accordance with Applicable Law and GAAP and reflect the substance of events and transactions that should be included therein. There are no material inaccuracies or material discrepancies contained or reflected therein.

(b)The Company has furnished Guaranty with true and complete copies of the Bank’s Reports of Condition and Income as of December 31, 2014, 2015 and 2016 and March 31, 2017, together with the memoranda items and notes thereto (the “Bank Call Reports”). The Call Reports are true, complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the periods indicated therein in conformity with the instructions to the Call Reports. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(c)As of the dates of the Company Financial Statements, neither the Company nor any of its Subsidiaries had incurred any material liability (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed), except as set forth or provided for in the Company Financial Statements. The Company Financial Statements have been examined by the Company Board.

(d)Except as set forth on Company Schedule 4.8(d), since the Balance Sheet Date, there has not been: (i) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance which has not been remediated; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or any of its Subsidiaries; (iii) any material change by the Company or any of its Subsidiaries in its accounting principles, practices, procedures or methods for GAAP purposes; or (iv) any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees or any amendment of any Employee Plan other than increases or amendments in the ordinary course of business.

(e)Except as set forth on Company Schedule 4.8(e), the records, systems, controls, data and information of the Company and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company or a Subsidiary of the Company or their accountants (including all means of access thereto and therefrom) in all material respects.

(f)The Company and each of its Subsidiaries has implemented and maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, as applicable; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. Since January 1, 2013, the Company has not experienced or effected any material change in internal control over financial reporting.

(g)Since January 1, 2013, neither the Company nor any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries has received or has otherwise had or obtained, to the Company’s Knowledge, any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h)~~To the Knowledge of the Company: (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) since January 1, 2013, there is no fraud whether or not material that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.~~ The Company has made available to Guaranty a summary of any such disclosure made by management to the Company Board since January 1, 2013.

(i)~~Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or agreement (including any contract or agreement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (for reference, as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements~~.

Section 4.9Absence of Certain Changes.  Since the Balance Sheet Date, the businesses of the Company and each of the Company’s Subsidiaries have been conducted in the ordinary course consistent with safe and, with respect to the Bank, sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and there has not been: (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or (b) ~~any action taken by the Company, any of the Company’s Subsidiaries or any of their respective Representatives that, if taken without Guaranty’s consent (and during the period from the date of this Agreement through the Effective Time), would constitute a breach of Section 6.2~~.

Section 4.10No Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

(a)liabilities or obligations provided for in the Company Financial Statements;

(b)liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date in amounts consistent with past practices; and

(c)liabilities or obligations which, individually or in the aggregate, could not reasonably be expected to be material.

Section 4.11Material Contracts.

(a)Except as set forth on Company Schedule 4.11, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)(A) any lease or sublease: (1) of personal property providing for aggregate rentals of $25,000 or more annually; or (2) of real property; or (B) any contract or option to purchase or sell any real or personal property;

(ii)any agreement or series of related agreements for the purchase, sale, receipt, lease or use of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by or to the Company or any of its Subsidiaries of $25,000 or more;

(iii)any partnership, joint venture, limited liability company, operating, shareholder, investor rights or other similar agreement or arrangement;

(iv)any agreement or series of related agreements relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets except in the ordinary course of business consistent with past practice (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(v)any contract with a Governmental Authority;

(vi)any contract pursuant to which the Company or any of its Subsidiaries grants or makes available, or is granted or receives, any license, covenant not to be sued under or other right with respect to any material Intellectual Property (other than non-exclusive licenses to commercially available software on non-discriminatory pricing terms);

(vii)any agreement relating to Indebtedness of the Company or any of its Subsidiaries (other than deposit agreements: (A) entered into in the ordinary course of business consistent with safe and sound banking practices and on the same terms as those contained in Bank’s standard deposit agreement; and (B) evidencing deposit liabilities of Bank);

(viii)any agreement relating to any interest rate, currency or commodity derivatives or hedging transaction;

(ix)any participation, loan purchase or similar agreement pursuant to which the Company or any of its Subsidiaries has: (A) acquired an interest in the Indebtedness of any third party; or (B) sold an interest in the Indebtedness of any third party;

(x)any agreement (including any keepwell agreement) under which: (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries; or (B) the Company or any of its Subsidiaries has, directly or indirectly, guaranteed any liabilities or obligations of any other Person (other than letters of credit entered into in the ordinary course of business with the same terms as those set forth in Bank’s standard loan agreement);

(xi)any agreement that: (A) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom (including the ability to solicit customers, or the manner or localities in which business can be conducted) of Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time; (B) contains exclusivity or “most favored nation” or other similar obligations or restrictions binding on the Company or Bank or that would be binding on Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time; or (C) contains a right of first refusal, a right of first offer or a similar obligation or restriction binding on the Company or Bank or that would be binding on Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time;

(xii)any agreement with an Affiliate of the Company or of any of its Subsidiaries;

(xiii)(A) any employment, consultancy, deferred compensation, loan, retention, bonus, severance, retirement or other similar agreement or arrangement (including any amendment to any such existing agreement or arrangement); or (B) any agreement relating to bank-owned life insurance, in each case with any director, officer, employee or independent contractor of or consultant to, or shareholder of, the Company or any of its Subsidiaries (other than any Employee Plan disclosed on Company Schedule 4.30(a));

(xiv)any agreement, commitment or arrangement the costs of which are Transaction Expenses;

(xv)any collective bargaining agreement with any labor union;

(xvi)any contract related to the borrowing of money by the Company or any of its Subsidiaries;

(xvii)any data processing services contract (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software) that may not be terminated without payment or penalty upon notice of 30 days or less; or

(xviii)any other contract that is: (A) not made in the ordinary course of business; or (B) material to the Company or any of its Subsidiaries.

(b)Each contract disclosed or required to be disclosed pursuant to this Section 4.11 is referred to as a “Material Contract”. Each Material Contract is: (i) a valid and binding agreement of the Company or its Subsidiary and, to the Company’s Knowledge, of each other party thereto; and (ii) in full force and effect. With respect to each Material Contract, no notice to terminate, in whole or part, has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served). The Company and each of its Subsidiaries have performed all obligations required to be performed by it to date under each Material Contract; none of the Company, any of the Company’s Subsidiaries or, to the Company’s Knowledge, any other party thereto is in default or breach under the terms of any such Material Contract; and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. The Company has provided Guaranty with true and complete copies of each Material Contract (including all modifications and amendments thereto).

Section 4.12Origination Matters.

(a)Since January 1, 2013, Bank has been in material compliance with all Applicable Requirements governing it, its assets and its conduct of business with respect to Mortgage Loans. Bank has timely filed all material reports that any third party requires that it file with respect to its business with respect to Mortgage Loans, and each such report was true and correct. Bank has not done or caused to be done, or failed or omitted to do any act, the effect of which would invalidate or impair: (i) any private Mortgage insurance or commitment to insure by any private Insurer; (ii) any title insurance policy; (iii) any hazard insurance policy; (iv) any flood insurance policy; (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by a private Insurer; or (vi) any surety or guaranty agreement, in each case applicable to Mortgage Loans.

(b)~~Each Mortgage Loan was underwritten in accordance with all Applicable Requirements and the transactions herein contemplated are in material compliance with all Applicable Requirements. Each Mortgage Note and the related Mortgage are in material compliance with all Applicable Requirements.~~

(c)Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first Lien or subordinated Lien on the related Bank Loan Property, in each case, on such forms and with such terms as comply with all Applicable Requirements. Since January 1, 2013, no Mortgage Loan (including any Paid Off Loan) has been subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by Bank, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto. For purposes of this Section 4.12(c), references to Mortgage Notes shall be deemed to include Mortgage Notes in respect of Paid Off Loans.

(d)With respect to each Mortgage Loan, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the Lien thereof.

(e)There has been no fraudulent action or omission on the part of the originator of any Mortgage Loan or parties acting on behalf of such originator in connection with the origination of any Mortgage Loan or the application of any insurance proceeds with respect to a Mortgage Loan or Bank Loan Property for which Bank is responsible to the applicable Insurer or otherwise bears the risk of loss.

(f)Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of Mortgage Loans, Bank is not now, nor has it been since January 1, 2013, subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or any obligation to indemnify, a Governmental Authority or an Insurer relating to the origination or servicing of Mortgage Loans.

Section 4.13Mortgage Loan Securities. None of the Company or any of its Subsidiaries is now or, since January 1, 2009, has ever been approved by any federal or state agency, government-sponsored enterprise or other Governmental Authority to originate, sell, service or issue securities relating to, Mortgage Loans or consumer Loans in connection with any agency Loan guarantee, purchase or similar program, or has originated, sold, serviced or issued securities relating to, Mortgage Loans or consumer Loans in connection with any such program.

Section 4.14Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, any basis therefor or any action, suit, investigation or proceeding threatened against or affecting the Company or any of its Subsidiaries or any present or former officer, director, employee or consultant of the Company or any of its Subsidiaries (relating to their capacity as such) or any Person for whom the Company or any of its Subsidiaries may be liable or to which any of its properties or assets may be subject before or by any Governmental Authority or arbitrator which could reasonably be expected to result in any liability (whether or not accrued, fixed contingent or otherwise and whether or not required to be disclosed) except as fully set forth or provided for in the Company Financial Statements, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or any other Transaction Document. Company Schedule 4.14 lists each action, suit, investigation or proceeding which is pending on the date of this Agreement, or that has been settled in the past three years in an amount exceeding $100,000, against the Company or any of its Subsidiaries, any present or former officer, director, employee or consultant of the Company or any of its Subsidiaries (relating to their capacity as such) or any Person for whom the Company or any of its Subsidiaries may be liable or to which any of their respective properties or assets may be subject.

Section 4.15Compliance with Laws and Court Orders.

(a)Since January 1, 2013: (i) neither the Company nor any of its Subsidiaries is in material violation of, nor has it materially violated, nor is it under investigation with respect to, or has been threatened to be charged with or given notice of any violation of, any Applicable Law or Governmental Authority guidelines, including the Electronic Fund Transfer Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008 and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention and all Governmental Authority requirements relating to the origination, sale and servicing of Mortgage Loans; (ii) the Company and Bank have each timely and properly filed and maintained, in all material respects, all requisite Currency Transaction Reports and Suspicious Activity Reports and have properly monitored transaction activity (including wire transfers); and (iii) neither the Company nor any of its Subsidiaries is subject to any Order of any arbitrator or Governmental Authority.

(b)None of the Company, any of the Company’s Subsidiaries or, to the Company’s Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of the Company or any of the Company’s Subsidiaries for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of the Company or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the UST.

Section 4.16Properties.

(a)Company Schedule 4.16(a) sets forth a true, correct and complete list and description of each parcel of real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company has delivered or made available to Guaranty, prior to the date hereof, true, correct and complete copies of all title insurance policies, title insurance commitments, title reports and surveys in its possession for the Owned Real Property. Except as set forth on Company Schedule 4.16(a), neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. There are no developments affecting the Owned Real Property pending or, to the Company’s Knowledge, threatened which could reasonably be expected to materially detract from the value, interfere with the present or intended use or materially and adversely affect the marketability of any of the Owned Real Property. The buildings, structures and equipment included in the Owned Real Property: (i) have no material defects that would reasonably be expected to interfere with the present use of Owned Real Property and all Owned Real Property; (ii) are in satisfactory operating condition and repair and have been maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted); and (iii) are suitable for their present and intended uses. The Company or the Company’s Subsidiaries, as applicable, has fee simple title to each parcel of Owned Real Property subject only to the Permitted Exceptions. None of such Owned Real Property is subject to any Lien or other exception, except for the Permitted Exceptions. All representations and warranties in this Section 4.16(a) relating to any Bank OREO are made solely to the Company’s Knowledge.

(b)Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property except as set forth on Company Schedule 4.16(b) (collectively, the “Leased Real Property”). To the Company’s Knowledge, there are no developments affecting the Leased Real Property pending or threatened, which could reasonably be expected to interfere with the present use of any of the Leased Real Property. The buildings, structures and equipment included in the Leased Real Property, to the Company’s Knowledge, have no material defects, are in satisfactory operating condition and repair and have been maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are suitable for their present uses.

(c)The Owned Real Property and the Leased Real Property constitute all of the real property used or held for use in connection with the current business of the Company and its Subsidiaries, and are adequate to conduct such business as currently conducted.

Section 4.17Intellectual Property.  The Company or its Subsidiary, as applicable, is the sole and exclusive owner of all Intellectual Property owned or purported to be owned by it (collectively, the “Owned Intellectual Property”) and holds all of its right, title and interest in and to all Owned Intellectual Property and all Intellectual Property licensed by it from third parties (together with the Owned Intellectual Property, the “Company Intellectual Property”) free and clear of any Liens other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries nor the conduct of their businesses has infringed, misappropriated, used without authorization or otherwise violated the Intellectual Property rights of any Person. The Company and its Subsidiaries each own, or otherwise have valid and sufficient rights to use, all Intellectual Property used or held for use in, or necessary for, its business as such business is currently conducted. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Intellectual Property, the value of which is contingent upon maintaining the confidentiality thereof. No Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, except where such infringement, misappropriation or other violation would not have any adverse impact on the Company or  the Company’s Subsidiary. No charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries: (a) contesting the Company’s or its Subsidiary’s right to use, or the validity of, any the Company Intellectual Property; (b) challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof; or (c) claiming that the Company or its Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and no valid basis exists for the assertion of any such charge, claim or litigation.

Section 4.18Insurance Coverage.  Company Schedule 4.18 sets forth a true and complete list of, and the Company has furnished to Guaranty prior to the date hereof true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and each of its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since at least January 1, 2013, and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to that of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any Knowledge of any actual or threatened termination of or failure to renew, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The aggregate annual premium paid by the Company and its Subsidiaries under its directors’ and officers’ liability insurance policies currently in effect (correct and complete copies of which were delivered to Guaranty prior to the date hereof) was $3,100.

Section 4.19Licenses and Permits.  The Company and each of its Subsidiaries have complied, and each is in compliance, in all material respects, with all material licenses, franchises, permits, certificates, approvals or other similar authorizations required to carry on its business as now conducted (the “Permits”). Company Schedule 4.19 lists each Permit together with the name of the Governmental Authority issuing such Permit unless the omission of such Permit would not cause a Material Adverse Effect. To the Company’s Knowledge, the Permits are valid and in full force and effect. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both could reasonably be expected to constitute a default under, any of the Permits. No notice of breach or default in respect of any Permit has been received by the Company or any of its Subsidiaries, and there are no proceedings in progress, pending or threatened which would reasonably be expected to result in the cancellation, revocation, suspension or adverse alteration of any of them. Neither the Company nor any of its Subsidiaries has any Knowledge of any existing matters or state of facts which could reasonably be expected to give rise to any such notice or proceeding, and none of the Permits will be terminated or impaired or become terminable, or cease to be applicable to the Company or its Subsidiary, in whole or in part, as a result of the transactions contemplated hereby, except for termination of Bank’s charter upon the Bank Merger or in each case as could not reasonably be expected to have a Material Adverse Effect.

Section 4.20Deposits. All of the deposits held by Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of Bank; and (b) Applicable Law, including anti-money laundering, anti-terrorism, and embargoed Persons requirements. No deposit of Bank is a Brokered Deposit or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights escrow limitations and similar actions taken in the ordinary course of business). All of the deposit accounts of Bank are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund (“DIF”) as administered by the

FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of the Company, has any such termination or revocation been threatened.

Section 4.21Regulatory Filings.  The Company and each of its Subsidiaries have filed or furnished, as applicable, in a timely manner with the applicable Governmental Authorities all forms, filings, registrations, submissions, statements, certifications, reports and documents, together with any amendments required to be made with respect thereto, that it has been required to file or furnish, including any report or statement required to be filed or furnished pursuant to Applicable Law (“Regulatory Reports”), and has paid all fees and assessments due and payable in connection therewith. All such Regulatory Reports that have been filed with or furnished to the applicable Governmental Authorities were complete and accurate in all material respects and complied in all material respects with Applicable Law, including the Reports of Condition and Income required to be filed under the Federal Deposit Insurance Act). The Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading~~.~~

Section 4.22Supervisory Actions.  Neither the Company nor Bank is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, troubled condition letter, supervisory letter or similar undertaking to, is subject to any Order or directive by, or has been since January 1, 2013, a recipient of any supervisory letter from, has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application (each, whether or not set forth in the Company Schedules, a “Company Regulatory Agreement”). Since January 1, 2013, neither the Company nor Bank has been advised by any Governmental Authority that the Governmental Authority is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement or any investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. The Company and Bank are each in compliance in all respects with each Company Regulatory Agreement to which it is a party or subject, and since January 1, 2013, neither the Company nor Bank has received any notice from any Governmental Authority indicating that it is not in compliance in any respect with any such Company Regulatory Agreement. Each of the Company and Bank is and, at all times since January 1, 2013, has been “well capitalized” and “well managed” as such terms are defined or used in the FDIC’s capital maintenance rules and regulations codified in 12 C.F.R. Part 325. There has not been any event or occurrence that could reasonably be expected to result in a determination that either the Company or Bank is not “well capitalized” or “well managed.”

Section 4.23Community Reinvestment Act.  Bank had a rating of “satisfactory” or better as of its most recent CRA examination, and the Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Bank to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”.

Section 4.24Anti-money Laundering.  The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Bank to be deemed to be operating in violation in any respect of the Bank Secrecy Act, the USA PATRIOT Act, any Order issued with respect to anti-money laundering by the

UST’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation or any license, Order or regulation issued with respect to economic sanctions programs by the UST’s Office of Foreign Assets Control. The Company Board and Bank’s board of directors have each adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that comply with Section 326 of the USA PATRIOT Act, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Section 352 of the USA PATRIOT Act.

Section 4.25Customer Information Security.  Since January 1, 2013, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of the Company or Bank that could result in substantial harm or inconvenience to such customer. The Company has no Knowledge of, nor has it been advised of or has any reason to believe that any facts or circumstances exist that would cause the Company or Bank to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999, as well as the provisions of the information security program adopted by the Company and Bank pursuant to Appendix B to 12 C.F.R. Part 364.

Section 4.26Loan Portfolio.

(a)Company Schedule 4.26(a)(i) sets forth: (i) the aggregate outstanding principal amount, as of the date hereof, of all loan agreements, notes or borrowing arrangements payable to Bank, including leases, credit enhancements and participations (referred to together with all outstanding loans payable to Bank, whether now existing or arising prior to the Effective Time, as the “Loans”), other than “non-accrual” Loans; and (ii) separately, the aggregate outstanding principal amount, as of the date hereof, of all “non-accrual” Loans. Except as set forth on Company Schedule 4.26(a)(ii), Bank has no outstanding Loan or asset classified as “Other Real Estate Owned” (collectively, “Bank OREO”) or that was designated by Bank as “special mention,” “substandard,” “doubtful,” “loss” or words of similar import (any of the foregoing Loans or assets, “Criticized Assets”). Company Schedule 4.26(a)(iii) sets forth: (A) a summary of Criticized Assets as of the date hereof, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category; and (B) each asset of Bank that, as of the date hereof, is so classified. No borrower with respect to a Loan has: (1) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (2) made an assignment for the benefit of its creditors; (3) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property; (4) been adjudicated insolvent; or (5) taken action for the purpose of authorizing any of the foregoing. The information (including electronic information and information contained on tapes and computer disks and the information set forth on the Company Schedules referenced in this Section 4.26(a)) with respect to the Loans and Criticized Assets made available to Guaranty is, as of the respective dates indicated therein, true, accurate and complete.

(b)Company Schedule 4.26(b) contains the “watch list” of Loans (the “Watch List”). There is no other Loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Bank’s ordinary course of business, consistent with safe and sound banking practices.

(c)Each Loan: (i) is evidenced by notes, agreements or other evidences of Indebtedness which are true, genuine and what they purport to be; (ii) to the extent purported to be secured, has been secured by valid Liens and security interests which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by any Enforceability Exceptions). All Loans originated by Bank, and all such

Loans purchased, administered or serviced by Bank, were made or purchased and are administered or serviced, as applicable, in accordance with Bank’s customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Bank has complied, and on the Closing Date will have complied, with all of its applicable loan policies and procedures and Applicable Law relating to such Loans, including any Applicable Law with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of Mortgage Loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate Mortgages, and the terms and provisions of any Mortgage or other collateral documents and other loan documents with respect to such Loans.

(d)Bank has not at any time purchased or sold any Loans or advances or any participations therein. Bank has not at any time sold any of its assets with recourse of any kind to Bank, nor entered into any agreement providing for the sale or servicing of any Loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Authority. Bank has not received any request to repurchase any Loan or advance or participation therein, or any other asset, sold to a third party, nor has the Company or Bank been advised by any third party purchaser of any Loan or advance or participation therein, or any other asset, that such purchaser intends to request that Bank repurchase such Loan or advance or participation therein or other asset.

(e)Neither the Company nor Bank is, or has been since January 1, 2013, subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Governmental Authority relating to the origination or servicing of Mortgage Loans or consumer Loans. Neither the Company nor Bank has received any notice that any Governmental Authority proposes to limit or terminate the underwriting authority of Bank or to increase the guarantee fees payable to any such Governmental Authority.

(f)There is no pending or, to the Company’s Knowledge, threatened litigation with respect to any Loan which could reasonably be expected to adversely affect the rights of Continuing Company, Bank or Guaranty Bank to enforce such Loan or any related property in which Bank holds or has held a Lien or with respect to which the Company or Bank holds or has held a fiduciary or management role (collectively, “Bank Loan Property”).

(g)Prior to the Closing, the Company shall update all Company Schedules prepared and delivered to Guaranty pursuant to this Section 4.26 to reflect all Loans, Loan information and disclosures as of the Calculation Date. Solely for the purposes of any update to the Company Schedules pursuant this Section 4.26(g): (i) the term “Loans” shall include all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and participations) payable to Bank as of the Calculation Date; and (ii) the words “as of the date hereof” or words of similar effect shall mean the Calculation Date.

(h)Bank has not originated, modified or serviced any SBA Loan that was either not qualified to be guaranteed by the SBA or otherwise not originated in accordance with SBA rules and regulations.

(i)To the Knowledge of the Company, Bank has no outstanding Marijuana-Related Business Loans.

Section 4.27Risk Management Instruments.  Bank has no derivative instruments, including swaps, caps, floors or option agreements, whether entered into for Bank’s own account or for the account of Bank’s customers.

Section 4.28Employees.  Company Schedule 4.28 sets forth a true and complete list as of the date hereof of the names, titles, hire dates, locations, whether full- or part-time, whether active or on leave, annual salaries or wage rates and other compensation, including most recent annual bonus received and current annual bonus opportunity, of all employees and officers of the Company and its Subsidiaries. None of such individuals has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. All employees and independent contractors of and consultants to the Company and its Subsidiaries are employed or provide services solely within the United States. Five days prior to the Closing Date, the Company will provide Guaranty with an updated Company Schedule 4.28, as of the Calculation Date.

Section 4.29Labor Matters.

(a)The Company and each of its Subsidiaries have complied in all material respects with all Applicable Law relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans.

(b)Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization. No employee of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee, independent contractor of or consultant to the Company or any of its Subsidiaries.

(c)There are no, and since January 1, 2013, there have not been any strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(d)All Persons providing services to the Company or any of its Subsidiaries have been properly classified as either employees or independent contractors in accordance with Applicable Law (including the Code) and the terms of all applicable Employee Plans and have been treated accordingly under Applicable Law and such Employee Plans.

Section 4.30Employee Benefit Plans.

(a)Company Schedule 4.30(a) contains a true and complete list of each Employee Plan. Prior to the date hereof, the Company has made available to Guaranty correct and complete copies of: (i) each Employee Plan, including all amendments thereto (or, in the case of any Employee Plan that is unwritten, a complete and accurate description thereof); (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Employee Plan (if any such report was required) and summary annual reports; (iii) the most recent summary plan description for each Employee Plan for which a summary plan description is required; (iv) each trust agreement and insurance or group annuity contract relating to any Employee Plan; (v) each group health plan’s privacy notice, privacy policies and procedures, and business associate agreements for the plan’s vendors; and (vi) each employee handbook or other policy delivered or made available to any of the Company’s or any of its Subsidiaries’ employees or other service providers.

(b)Neither the Company nor any of its Subsidiaries nor any other entity that, together with the Company or its Subsidiary, would be treated as a single employer under Section 414 of the Code (collectively, “ERISA Affiliates”) (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA. No direct, contingent or secondary liability to the Company or any of its ERISA Affiliates has been incurred or could reasonably be expected to be incurred by the Company, any of the Company’s ERISA Affiliates or their ERISA Affiliates under Title IV of ERISA.

(c)With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or could reasonably be expected to cause the Company or any of its ERISA Affiliates to incur any liability under ERISA or the Code. All contributions, premiums or other payments required by Applicable Law or by any Employee Plan have been made by the due date thereof.

(d)(i) Each Employee Plan has been established and administered in compliance with its terms, except where noncompliance would not result in a Material Adverse Effect, and the applicable provisions of ERISA, the Code and other Applicable Law; (ii) with respect to each Employee Plan, any related trust is exempt from federal income Tax under Section 501(a) of the Code and no event has occurred that reasonably could result in the loss of such Tax exemption or to liability for any Tax under Section 511 of the Code; and (iii) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code either: (A) has received a favorable determination letter from the Internal Revenue Service that covers all existing amendments up to and including all changes required by the most recent Internal Revenue Service Cumulative List of Changes applicable to the Employee Plan, a copy of which has been provided to Guaranty and which is in force as of the Effective Time; or (B) is subject to an opinion letter with respect to a preapproved document which is in force and upon which such plan may rely and nothing has occurred that could reasonably be expected to cause the loss of such qualification. The Company has provided to Guaranty a copy of all favorable determination letters concerning each Employee Plan that is represented to be qualified under Section 401(a) of the Code and all communications concerning the qualified status of any Employee Plan.

(e)With respect to each Employee Plan: (i) there are no actions, suits, investigations, audits or proceedings (other than routine claims for benefits in the ordinary course of the business) that are pending or, to the Knowledge of the Company, threatened; and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such action, suit, investigation, audit or proceeding.

(f)Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former director, officer, employee, independent contractor of or consultant to the Company or any of its Subsidiaries (other than coverage mandated under Section 4980B of the Code or other Applicable Law requiring continuation of health care coverage for terminated employees).

(g)There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that could reasonably be expected to increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h)Except as set forth on Company Schedule 4.30(h), there are no outstanding Loans or other extensions of credit made by the Company or Bank to any of the Company’s or Bank’s current or former directors, officers, or employees other than expense advances to employees in the ordinary course of business.

(i)Except as set forth on Company Schedule 4.30(i), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will: (i) entitle any current or former employee, officer, director, independent contractor of or consultant to the Company or any of its Subsidiaries to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan; or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Continuing Company, Bank or Guaranty Bank, to merge, amend or terminate any Employee Plan.

(j)No Employee Plan, individually or collectively, could reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(k)Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and each of its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(l)Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director, independent contractor of or consultant to the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A or Section 4999 of the Code.

(m)Except as required by the continuation coverage requirements of Section 601, et seq. of ERISA and Section 4980B of the Code (“COBRA”) or similar state law, the cost of which is borne by the insured individuals, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any service provider or former service provider of the Company or any of its Subsidiaries. There does not exist, nor, to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, liability to the Company or any of its Subsidiaries as a result of a failure to comply with COBRA or similar state law.

(n)The amount of all Future Benefit Payments owed on behalf of each participant in an Employee Plan that includes any deferred compensation or salary continuation arrangement as of the date hereof have been, and as of the Calculation Date, will be, accrued for in accordance with GAAP in the Company Financial Statements and fully paid for and released pursuant to a Termination Agreement.

Section 4.31Environmental Matters.  There is no complaint, demand, summons, Order, claim, action, suit, investigation, review, proceeding or penalty pending, or to the Knowledge of the Company, threatened against or affecting, the Company, any of the Company’s Subsidiaries, any of their respective assets or any Company Real Property or Bank Loan Property (except with respect to any period prior to which it was Bank Loan Property, which shall be to the Company’s Knowledge), which alleges or relates to a violation of, or liability under, any Environmental Law. The Company and each of its Subsidiaries are and at all times have been in compliance with applicable Environmental Laws and have obtained and are in compliance with all environmental Permits. There has been no release, spill, emission, leaking, dumping, injection, pouring, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture of any Hazardous Substance which could reasonably be expected to result in any investigation, remediation or corrective action of any property or asset of, or form the basis of any claim against or liability of, the Company or any of its Subsidiaries, including with respect to any Company Real Property and Bank Loan Property (except with respect to any period prior to which it was Bank Loan Property, which shall be to the Company’s Knowledge). Neither the Company nor any of its Subsidiaries is, nor will it be, deemed the owner or operator under any Environmental Law of any Bank Loan Property that is or has been contaminated with, or has or has had any release of, any Hazardous Substance. There are no liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation resulting in a Material Adverse Effect. All written environmental or health and safety audits, reports, assessments or tests in the possession or control of the Company and its Subsidiaries, and all written, environmental or health and safety audits, reports, assessments or tests regarding the Company, any of the Company’s Subsidiaries or any Company Real Property, Bank Loan Property (if in the possession of the Company or any of its Subsidiaries) or any property formerly owned, leased or operated by the Company or any of its Subsidiaries, have been furnished to Guaranty prior to the date hereof (collectively, the “Environmental Information”).

Section 4.32Tax Matters.

(a)(i) All returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof (collectively, “Tax Returns”) required to be filed by or on behalf of the Company or any of its Subsidiaries have been filed when due and in accordance with all Applicable Law; (ii) as of the time of filing, such Tax Returns were true and complete; and (iii) all Taxes due and payable by the Company or any of its Subsidiaries have been timely paid, or withheld and remitted to the appropriate Governmental Authority.

(b)(i) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company’s and its Subsidiaries’ books (excluding any Tax Assets) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and, as adjusted for the passage of time through the Calculation Date in accordance with the Company’s and its Subsidiaries’ past customs and practices, are adequate to cover all Tax liabilities as of such time; (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business consistent with safe and sound banking practices that would materially impact any Tax Assets, Tax accruals or Tax reserves of the Company or any of its Subsidiaries; and (iii) all information set forth in the Company Financial Statements (including the notes thereto) relating to Tax matters is true and complete.

(c)(i) There are no Liens for Taxes, other than Permitted Encumbrances, upon any of the Company’s or any of its Subsidiaries’ assets; (ii) neither the Company nor any of its Subsidiaries has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset; (iv) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company or any of its Subsidiaries has been made, proposed or threatened by a Governmental Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Tax period; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Governmental Authority,

and neither the Company nor any of its Subsidiaries has received any rulings or determinations from any Governmental Authority; (vi) since January 1, 2013, neither the Company nor any of its Subsidiaries has made or changed any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may affect the Company or any of its Subsidiaries), nor has it filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability; and (vii) all Tax Returns with respect to the Company and its Subsidiaries required to be filed with respect to any Tax year ending on or before December 31, 2013 have been examined and closed or are Tax Returns with returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)Company Schedule 4.32(d) contains a list of all jurisdictions in which the Company or any of its Subsidiaries is required to file Tax Returns. Neither the Company nor any of its Subsidiaries has ever received a claim or notice from an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) (i) Neither the Company nor any of its Subsidiaries is, nor has it ever been, a member of an affiliated, consolidated, combined or unitary group; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (iii) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Authority affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f)(i) Neither the Company nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction relating to it; (ii) neither the Company nor any of its Subsidiaries is party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code and has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 and, if it has participated in such a “reportable transaction,” it has properly disclosed the transaction in accordance with Applicable Law; (iii) neither the Company nor any of its Subsidiaries has been required to disclose on any Tax Returns any position that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (iv) neither the Company nor any of its Subsidiaries has been at any time a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (v) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(g)(i) Neither the Company nor any of its Subsidiaries nor any other Person will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period unless the Company’s automatic consent change for loan origination costs is denied; (ii) neither the Company nor any of its Subsidiaries nor any other Person will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code); (iii) no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat either the Company or any of its Subsidiaries as an association, corporation or partnership; and (iv) no Tax Asset of the Company or any of its Subsidiaries is currently subject to a limitation under Section 382 or Section 383 of the Code.

(h)None of Continuing Company, Bank, Guaranty Bank or any of their Affiliates will be required to include any item of income in, nor will Continuing Company, Bank, Guaranty Bank or any of their Affiliates be required to exclude any item of deduction from, taxable income for any taxable period or portion thereof ending on or after the Calculation Date as a result of any: (i) intercompany transaction or excess loss account under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) installment sale or open transaction disposition made on or prior to the Calculation Date; or (iii) prepaid amount received on or prior to the Calculation Date.

(i)Neither the Company nor any of its Subsidiaries owns any interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the direct or indirect transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(j)The Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, consultant, creditor, shareholder or other third party.

(k)S Corporation Election.

(i)During the period commencing on January 1, 2006, and ending at the close of business on the Closing Date (the “S Period”): (A) the Company has been an “S corporation” within the meaning of Section 1361(a) of the Code; (B) a valid election under Section 1362 of the Code (“S Election”) has been in effect with respect to the Company at all times for the S Period; (C) a valid S Election or similar election has been in effect with respect to the Company during the S Period in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required; (D); each Subsidiary of the Company is and has been a qualified subchapter S subsidiary (“QSub”), and a valid election under Section 1361(b)(3)(B) of the Code (“QSub Election”) has been in effect with respect to each Subsidiary at all times for such period; and (E) a valid QSub Election or similar election has been in effect with respect to each Subsidiary of the Company during such period in all relevant state and local jurisdictions in which the Company or such Subsidiary is subject to Tax and in which such election is required.

(ii)The aggregate amount of U.S. federal income Tax liability of the Company and its Subsidiaries arising as a result of the Merger (including any “built in gain” within the meaning of Section 1374 of the Code) will not exceed $0.

(iii)Since January 1, 2006, the Company has filed its Tax Returns in a manner consistent with its S Election and QSub Election, and neither the Company nor any Subsidiary, nor any of their Representatives, has taken or agreed to take any action or failed to take any action that could reasonably be expected to have the effect of revoking, terminating or otherwise inhibiting the S Election or the QSub Election.

(iv)Each of the Company’s current shareholders is, and at all times during the S Period each of its current and former shareholders has been, a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Company Stock, and at no time during the S Period did the Company exceed the maximum number of shareholders permissible to maintain the S Election, nor was any shareholder of the Company a non-resident alien.

(l)Neither the Company nor any of its Subsidiaries is, nor has it ever been, a “United States real property holding corporation” as defined in Section 897 of the Code.

(m)Neither the Company nor any of its Subsidiaries has any United States federal net operating and capital loss carryforwards (including any limitations of such net operating or capital loss carryforwards under Section 382, 383 or 384 of the Code or the Treasury Regulations), as of December 31, 2016, or any Code Section 382 ownership change starting January 1, 2013.

(n)Neither the Company nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.33Affiliate Transactions.

(a)Except as set forth on Company Schedule 4.33 or as part of the normal and customary terms of an individual’s employment or service as a director, neither the Company nor any of its Subsidiaries is now, nor has it been since January 1, 2013, involved, directly or indirectly, in any business arrangement or other relationship exceeding $50,000 in the aggregate (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other transaction or agreement with: (i) any director or Bank Executive Officer of the Company or any of its Subsidiaries or any of their respective Affiliates, any shareholder owning 5% or more of the outstanding shares of Company Stock or any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 promulgated under the Exchange Act) of any such director, officer or shareholder; or (ii) other than credit and consumer banking transactions in the ordinary course of business, any employee of the Company or any of its Subsidiaries or any of their respective Affiliates who is not an officer, or any Affiliate, or “associate” or member of the “immediate family” of any such employee. No director or officer of the Company or any of its Subsidiaries or of any of their respective Affiliates, or any shareholder owning 5% or more of the outstanding shares of Company Stock, or any Affiliate, “associate” or member of the “immediate family” of any such Affiliate, director, officer or shareholder directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries.

(b)The Company and Bank are each in compliance with Sections 23A and 23B of the Federal Reserve Act and its implementing regulations, and all extensions of credit by Bank to any “executive officer,” director or “principal shareholder” (as such terms are defined in the Federal Reserve’s Regulation O) of the Company or Bank have been made in compliance with the Federal Reserve’s Regulation O.

Section 4.34Allowance for Loan Losses.  The ALLL is, and at all times hereafter, including as of the Effective Time, shall be, in compliance with Bank’s existing methodology for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all standards. Neither Bank nor any of its Subsidiaries has been notified by any Governmental Authority or by Company’s or Bank’s independent auditor, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of Bank or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of Bank or its Subsidiaries.

Section 4.35Disclosure Documents.  The information supplied by the Company and Bank for inclusion in the Registration Statement, the Proxy Statement or any other application, filing, statement or document or any amendment or supplement thereto, except for financial projections, shall be true and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.35 will not apply to statements or omissions included in Registration Statement or the Proxy Statement based upon information supplied by Guaranty or any of its Representatives in writing specifically for use therein.

Section 4.36Fiduciary Responsibilities. To the extent applicable, Bank is empowered and authorized under Applicable Law to exercise all trust powers necessary to conduct its business and has conducted such business in accordance with Applicable Law. Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, escrow agent, conservator or investment advisor, in accordance with the terms of the applicable governing documents and contracts and Applicable Law (including ERISA). Neither Bank nor any of its current or former directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 4.37No Guaranties.  Except as described on Company Schedule 4.37, no obligation or liability of the Company or any of its Subsidiaries is guaranteed by any other Person, nor has the Company or any of its Subsidiaries guaranteed the obligations or liabilities of any other Person.

Section 4.38Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

Section 4.39Dissenting Shareholders.  The Company has no Knowledge of any plan or intention on the part of any Company shareholder to make written demand for payment of the fair value of such shareholder’s shares of Company Stock as described in Section 3.4.

Section 4.40Financial Advisor Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, any of its Subsidiaries or any Company shareholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.41Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Charter Documents is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company or any of its Subsidiaries except for the super-majority voting requirement in the Company’s articles of incorporation. Neither the Company nor any of its Subsidiaries has any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

Section 4.42Full Disclosure.  No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading.

V.REPRESENTATIONS AND WARRANTIES OF GUARANTY

Subject to the Guaranty Schedules referred to in this Article V, Guaranty represents and warrants to the Company as set forth below.

Section 5.1Corporate Existence and Power.

(a)Guaranty is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and a bank holding company registered under the BHC Act. Guaranty has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and carry on its business as now conducted.

(b)Guaranty Bank is a Colorado-chartered bank duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all corporate powers and all material governmental licenses, authorization, permits, consents and approvals required to carry on its business as now conducted. The deposits of Guaranty Bank are insured up to the applicable limits (or fully insured if there is no limit) through the DIF as administered by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of Guaranty, has any such termination or revocation been threatened.

(c)Guaranty has delivered or made available to the Company a correct and complete copy of the Charter Documents, as amended and currently in effect, of Guaranty and Guaranty Bank. Neither Guaranty nor Guaranty Bank is in violation of any of the provisions of its Charter Documents.

Section 5.2Corporate Authorization.

(a)The execution, delivery and performance by Guaranty and Guaranty Bank, as applicable, of this Agreement and each other Transaction Document to which Guaranty or Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby are within their corporate powers and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each of the other Transaction Documents to which Guaranty or Guaranty Bank is a party constitutes a valid and binding agreement of Guaranty or Guaranty Bank, as applicable, and is enforceable against Guaranty and Guaranty Bank, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by any Enforceability Exceptions. Except for any votes, approvals and consents obtained prior to the date hereof, no votes, approvals or consents of the holders of any of Guaranty’s capital stock are necessary in connection with the consummation of the Merger or any other transaction contemplated by a Transaction Document.

(b)At a meeting duly called and held, the Guaranty Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the stockholders of Guaranty; and (ii) adopted and approved this Agreement; ((i) and (ii) together, the “Guaranty Board Approval”), and no other corporate actions or proceedings on the part of the Guaranty Board are necessary in connection with the authorization, execution and delivery by Guaranty of this Agreement and the Transaction Documents to which Guaranty is or will be a party and the performance by Guaranty of the Merger and the other transactions contemplated hereby and thereby. Guaranty has delivered to the Company a certified copy of the Guaranty Board Approval which has not been, and at the Closing will not have been, revoked, rescinded or amended.

Section 5.3Governmental Authorization.  Assuming that the Company Required Approvals are duly obtained, the execution, delivery and performance by Guaranty and Guaranty Bank, as applicable, of this Agreement and each other Transaction Document to which Guaranty or Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby by Guaranty and Guaranty Bank, as applicable, require no material action by or in respect of, or material filing with, any Governmental Authority in respect of Guaranty, other than: (a) the Merger Filings with the Secretary of State of Delaware and the Secretary of State of Colorado, as applicable; (b) the filing of an application or waiver request by Guaranty with the Federal Reserve pursuant to Section 3 of the BHC Act and approval of such application or request; (c) the filing of an application by Guaranty with the Colorado Department of Regulatory Agencies, Division of Banking and the FDIC and approval by such Governmental Authorities of such application; and (d) any other actions or filings the failure of which to take, make or obtain would not reasonably be expected to be material (the matters identified in clauses (a) through (d), the “Guaranty Required Approvals”).

Section 5.4Noncontravention.  The execution, delivery and performance by Guaranty of this Agreement and each other Transaction Document to which Guaranty and Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of the Charter Documents of Guaranty or Guaranty Bank; (b) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any Applicable Law; (c) require any consent or other action by any Person, constitute a breach or default, or event that, with or without notice, lapse of time, or both, would constitute a default under, or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation of Guaranty or to a loss of any benefit to which Guaranty or Guaranty Bank is entitled under any provision of any agreement or other instrument binding upon Guaranty or Guaranty Bank or any of their respective properties, assets or governmental authorizations; or (d) result in the creation or imposition of any Lien on any asset of Guaranty or Guaranty Bank except, with respect to clauses (c) and (d) only, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5Capitalization.

(a)The authorized capital stock of Guaranty consists of 50,000,000 shares of capital stock, of which 38,750,000 are designated as Guaranty Common Stock, 1,250,000 are designated as Guaranty Non-Voting Stock, and 10,000,000 are designated as Guaranty Preferred Stock.

(b)There are 28,406,655 shares of Guaranty Common Stock (including 487,663 unvested shares of restricted stock), no shares of Guaranty Non-Voting Stock and no shares of Guaranty Preferred Stock outstanding. There are 615,095 shares of Guaranty Common Stock reserved for issuance pursuant to: (i) the conversion or exchange of shares of capital stock or other voting securities of, or other ownership interests in, Guaranty; (ii) warrants, calls, options or other rights to acquire Guaranty Common Stock; or (iii) pursuant to plans allowing for the grant of restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units.

Section 5.6Litigation.  Except as set forth on Guaranty Schedule 5.6, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of Guaranty, any basis therefor or any action, suit, investigation or proceeding threatened against or affecting, Guaranty or Guaranty Bank, any present or former officer, director, employee or consultant of Guaranty or Guaranty Bank (relating to their capacity as such) or any Person for whom Guaranty or Guaranty Bank may be liable or to which any of its properties or assets may be subject before or by any Governmental Authority or arbitrator which, individually or in the aggregate, would reasonably be expected to result in any material liability (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed)

or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.7Financial Statements and Internal Controls.

(a)Guaranty has furnished or made available to the Company a true and complete copy of its Annual Report on Form 10-K for the year ended December 31, 2016 (“Annual Report”), as filed with the SEC, which contains Guaranty’s audited balance sheet as of December 31, 2016 and 2015, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2016, 2015 and 2014. The financial statements referred to above and included in the Annual Report are collectively referred to herein as the “Guaranty Financial Statements.”

(b)The Guaranty Financial Statements fairly present the financial position and results of operation of Guaranty at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c)As of the dates of the Guaranty Financial Statements, Guaranty did not have any obligations or liabilities (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed), which are material and are not fully shown or provided for in the Guaranty Financial Statements or otherwise disclosed in this Agreement.

(d)Guaranty has implemented and maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Guaranty and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Guaranty and its Subsidiaries are being made only in accordance with authorizations of management and directors of Guaranty and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Guaranty’s assets that could have a material effect on its financial statements. Since January 1, 2013, Guaranty has not experienced or effected any material change in internal control over financial reporting.

(e)Since January 1, 2013, neither Guaranty nor any of its Subsidiaries or, to the Knowledge of Guaranty, any Representative of Guaranty or any of its Subsidiaries has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Guaranty or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that Guaranty or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(f)To the Knowledge of Guaranty: (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect Guaranty’s ability to record, process, summarize and report financial information; and (ii) since January 1, 2013, there is no fraud whether or not material that involves management or other employees who have a significant role in Guaranty’s internal control over financial reporting.

Section 5.8Absence of Certain Changes.  Since December 31, 2016: (i) Guaranty and its Subsidiaries have conducted their respective businesses in the ordinary course of business

(excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that has had or is reasonably likely to have a Material Adverse Effect on Guaranty or any of its Subsidiaries.

Section 5.9SEC Reporting Obligations.  Guaranty has for the past three years filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of their respective dates, each of such reports and statements (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10NASDAQ.  Guaranty is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

Section 5.11Regulatory Approvals.

(a)There are no pending or, to the Knowledge of Guaranty, threatened disputes or controversies between Guaranty or Guaranty Bank and any Governmental Authority that: (i) would reasonably be expected to prevent or delay Guaranty or Guaranty Bank from being able to perform its obligations under this Agreement; or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Guaranty has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval.

(b)Neither Guaranty nor Guaranty Bank is, directly or indirectly, a party to or subject to any Order, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority. Guaranty has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission. Guaranty and Guaranty Bank are, and on a pro forma basis giving effect to the Agreement, will be, as of the Closing Date: (i) at least “well capitalized”; and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Guaranty or Guaranty Bank.

Section 5.12Community Reinvestment Act.  Guaranty Bank had a rating of “satisfactory” or better as of its most recent CRA examination, and Guaranty has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Guaranty Bank to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory.”

Section 5.13Laws and Regulatory Filings.  Guaranty and its Subsidiaries are in material compliance with all Applicable Law. Guaranty and each of its Subsidiaries have filed or furnished, as applicable, in a timely manner with all applicable Governmental Authorities all Regulatory Reports and has paid all fees and assessments due and payable in connection therewith. All such Regulatory Reports that have been filed with or furnished to the applicable Governmental Authorities were complete and accurate in all respects and complied in all respects with Applicable Law, including the Reports of Condition and Income required to be filed under the Federal Deposit Insurance Act. The Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 5.14Financial Advisor Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Guaranty, any of its Subsidiaries or any Guaranty stockholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.15Supervisory Actions.  Neither Guaranty nor Guaranty Bank is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, troubled condition letter, supervisory letter or similar undertaking to, is subject to any Order or directive by, or has been since January 1, 2013, a recipient of any supervisory letter from, has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application (each, whether or not set forth in the Guaranty Schedules, a “Guaranty Regulatory Agreement”). Since January 1, 2013, neither Guaranty nor Guaranty Bank has been advised by any Governmental Authority that such Governmental Authority is considering issuing, initiating, ordering or requesting any Guaranty Regulatory Agreement or any investigation into the business, disclosures or operations of Guaranty or any of its Subsidiaries. Guaranty and Guaranty Bank are each in compliance in all respects with each Guaranty Regulatory Agreement to which it is a party or subject, and since January 1, 2013, neither Guaranty nor Guaranty Bank has received any notice from any Governmental Authority indicating that it is not in compliance in any respect with any such Guaranty Regulatory Agreement. Each of Guaranty and Guaranty Bank is and, at all times since January 1, 2013, has been “well capitalized” and “well managed” as such terms are defined or used in the FDIC’s capital maintenance rules and regulations codified in 12 C.F.R. Part 325. There has not been any event or occurrence that could reasonably be expected to result in a determination that either Guaranty or Bank is not “well capitalized” or “well managed.”

VI.COVENANTS OF THE COMPANY

The Company covenants and agrees with Guaranty as follows:

Section 6.1Shareholder Approval and Best Efforts.

(a)The Company will, within 45 days after the date that the Registration Statement is declared effective, take all steps under Applicable Law and its Charter Documents to duly call, give notice of, convene and hold a meeting of its shareholders to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Meeting”) at such time as may be mutually agreed to by the parties for the purpose of: (i) voting upon the adoption and approval of this Agreement and the transactions contemplated hereby; and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Company Shareholder Approval”). The Company Board shall recommend to the Company’s shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby (the “Company Recommendation”). The Company Board shall not withdraw, amend or modify in any manner adverse to Guaranty its recommendation and will use its Best Efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b)Subject to the terms and conditions of this Agreement, the Company shall take all reasonable actions to aid and assist in the consummation of the Merger, and will use its Best Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as necessary, proper or advisable in connection with assisting Guaranty in filing applications and registration statements with, or obtaining approvals from, all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2Activities of the Company Pending Closing.

(a)From the date hereof to and including the Closing Date, or the earlier termination of this Agreement in accordance with Article IX (except with the prior written consent of Guaranty which shall not be unreasonably withheld or delayed), the Company shall, and shall cause Bank to:

(i)conduct its business (including the making of or agreeing to make any Loans or other extensions of credit) only in the ordinary course of business consistent with safe and sound banking principles;

(ii)comply in all material respects with all Applicable Law;

(iii)perform under each of the Material Contracts set forth on Company Schedule 4.11;

(iv)use its Best Efforts to maintain intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company or any of its Subsidiaries;

(v)maintain and keep their properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear;

(vi)maintain the ALLL in accordance with past practices and methodologies existing as of the date hereof, and GAAP (provided, however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Authority);

(vii)promptly give written notice to Guaranty of: (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority having jurisdiction over the Company or Bank; (C) the institution or threat of any litigation against the Company or Bank; or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause: (1) a breach of any covenant, condition or agreement contained herein; (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate; or (3) a Material Adverse Effect on the Company or Bank;

(viii)take all actions necessary to cause the Company to maintain in effect its S Election and to maintain in effect the QSub Election with respect to any Subsidiary, including Bank, that, as of the date hereof, is a QSub; and

(ix)except as required by Applicable Law or expressly permitted by this Agreement, take no action which could reasonably be expected to adversely affect or delay the ability of Guaranty or the Company to obtain any approvals from any Governmental Authority or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)From the date hereof to and including the Effective Time, except: (i) as expressly required by this Agreement; (ii) as required by Applicable Law; or (iii) to the extent Guaranty consents in writing which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall not permit Bank to:

(i)adjust, split, combine or reclassify any of the Company Stock;

(ii)Except for Loans, commitments for Loans or other transactions that have been approved by Bank prior to the date hereof: (A) extend credit or enter into any contracts binding Bank to extend credit except in a manner consistent with past practice and in accordance with the lending policies of Bank as disclosed to Guaranty, and Bank will not extend new Loans in an amount in excess of $250,000 with respect to any single Loan or contract (or, in the case of borrowers with loans listed on the Watch List, to extend any additional credit to such borrowers other than overdrafts in an amount not to exceed $5,000, consistent with past practice), without first providing Guaranty (at least three Business Days prior to extending such credit or entering into any contract binding Bank to do so) with a copy of the loan underwriting analysis and credit memorandum of Bank and the basis of the credit decision of Bank; (B) make any Marijuana-Related Business Loans, except in the ordinary course of business in accordance with the lending policies of Bank as disclosed to Guaranty (in which case such Marijuana-Related Business Loans will be disclosed in writing by the Company to Guaranty); or (C) sell, assign or otherwise transfer any participation in any Loan;

(iii)issue, sell, authorize or obligate itself to issue or sell any Company Securities or Subsidiary Securities;

(iv)grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, “phantom” stock awards or other form of incentive compensation;

(v)permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch office or other facility, or acquire or sell or agree to acquire or sell any deposit liabilities, and shall otherwise consult with and seek the advice of Guaranty with respect to basic policies relating to branching, site location and relocation;

(vi)(A) enter into, amend or terminate any agreement that is or that would be required to be disclosed in Company Schedule 4.11 as a Material Contract; or (B) waive, release or assign any rights or claims thereunder;

(vii)sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, including any capital stock of any of its Subsidiaries or any Bank OREO to any Person other than a direct or indirect wholly owned Subsidiary, except in the ordinary course of business consistent with safe and sound banking practices or as listed on Company Schedule 6.2(b)(vii);

(viii)except as set forth in Company Schedule 6.2(b)(viii), grant any retirement, severance, termination, bonus or similar payment to, or enter into or amend any employment, consulting, non-competition, retirement, parachute, severance (including change in control agreements) or indemnification agreement with, any officer or director of the Company or Bank, either individually or as part of a class of similarly situated Persons;

(ix)except as set forth in Company Schedule 6.2(b)(ix), with respect to any officer or director of the Company or Bank, make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses or grant any other benefit, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits, institute any employee welfare, retirement or similar plan or arrangement or amend or change in any way its vacation or similar such policy;

(x)except as set forth in Company Schedule 6.2(b)(x), adopt, enter into or amend any Employee Plan;

(xi)except for: (A) cash distributions necessary for the payment of Taxes resulting from the ownership of Company Common Stock by the Company’s shareholders in amounts computed, and at times that are, consistent with past practice; and (B) the Closing Distribution, if any, make, declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock;

(xii)directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock or any other Company Securities or Subsidiary Securities;

(xiii)increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xiv)(A) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; (C) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk; or (D) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, except in each cause (A) through (D) as required by any Applicable Law or a Governmental Authority;

(xv)book or accept any Brokered Deposits;

(xvi)charge-off any Loan or other extension of credit having an outstanding principal amount greater than $100,000 prior to consulting with Guaranty as to the amount of such charge-off;

(xvii)establish any new Subsidiary or Affiliate or enter into any new line of business;

(xviii)materially deviate from policies and procedures existing as of the date of this Agreement with respect to: (A) classification of assets; and (B) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, Applicable Law or any Governmental Authority;

(xix)reduce the ALLL through negative provisions;

(xx)make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Authority;

(xxi)foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $50,000 prior to consulting with Guaranty and, if requested by Guaranty, obtaining a recent Phase I environmental review thereof;

(xxii)amend or change any provision of the Charter Documents or any other governing documents of the Company or Bank;

(xxiii)(A) excluding deposits, incur or modify any Indebtedness for borrowed money; or (B) assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, except in the case of this clause (B), in connection with the presentation of items for collection in the ordinary course of business;

(xxiv)make any capital expenditure in excess of $25,000 in the aggregate without consulting with Guaranty, except pursuant to commitments made prior to the date of this Agreement or as set forth in Company Schedule 6.2(b)(xxiv);

(xxv)prepay any Indebtedness or other similar arrangements so as to cause Bank or the Company to incur any prepayment penalty thereunder;

(xxvi)except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xxvii)(A) pay, discharge, settle, or satisfy any material claim or legal action exceeding $25,000 individually or $50,000 in the aggregate or that would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company or any of its Subsidiaries; (B) waive, release, grant, or transfer any right of material value; (C) commence any legal action, except in the ordinary course of business; or (D) agree or consent to the issuance of any Order restricting or otherwise affecting its business in any material respect;

(xxviii)make any changes to its investment securities portfolio or its interest rate risk position from that as of the date of this Agreement, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except if: (A) Bank’s total investment securities portfolio is equal to or less than the portfolio total as of the date of this Agreement; or (B) to reinvest proceeds of maturing, called or redeemed securities where the periodic principal payment is less than the amount set forth in (A); provided, however, that in the event that Bank desires to make any changes to its investment securities portfolio in excess of the amounts set forth in (A) and (B) or not in compliance with its existing policies, it shall so advise Guaranty in writing. Guaranty shall notify Bank in writing within one Business Day of receipt of such notice whether Guaranty consents to such action, provided that if Guaranty fails to notify Bank within such time frame, Guaranty shall be deemed to have consented to such action.

(xxix)fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date hereof;

(xxx)(A) make, change or revoke any Tax election; (B) change any material method of Tax accounting; (C) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes; (D) file any amended Tax Return; (E) prepare any Tax Return in a manner materially inconsistent with the past practices of the Company with respect to treatment of items on such Tax Returns; or (F) take any action which would materially adversely affect the Tax position of Continuing Company, Bank or Guaranty Bank after the Merger;

(xxxi)make or commit to make any Loan to, or enter into any transaction with, a director, officer, employee, or any Affiliate of the Company or any of its Subsidiaries;

(xxxii)make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

(xxxiii)take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xxxiv)adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(xxxv)take any action that is intended or is reasonably likely to result in: (A) any of the conditions to the Merger set forth in this Agreement not being satisfied; or (B) a material violation of any provision of this Agreement; or

(xxxvi)authorize, commit, resolve or agree to do any of the foregoing actions.

Section 6.3Access to Properties and Records.

(a)To the extent permitted by Applicable Law, the Company shall, and shall cause Bank to: (i) afford the authorized Representatives (including legal counsel, accountants and consultants) of Guaranty reasonable access upon reasonable notice to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, Tax Returns, contracts and documents and all other documents and data of the Company and Bank that Guaranty may from time to time reasonably request in order and where disclosure is not prohibited by Applicable Law that Guaranty may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and Bank and to conduct the environmental investigations provided in Section 6.13; and (ii) furnish Guaranty with such additional financial and operating data and other information as to the business and properties of the Company and Bank as Guaranty shall, from time to time, reasonably request. The Company further agrees to continue to reasonably respond to and reasonably cooperate with Guaranty and its Representatives with respect to the due diligence requests of Guaranty. The Company and Bank shall permit Guaranty and its Representatives to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and Bank with such Representatives, including its directors, officers, employees, accountants, counsel and creditors, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and Bank, obtaining any necessary Orders, consents or approvals of the Merger or Bank Merger by any Governmental Authority and conducting an evaluation of the assets and liabilities of the Company and Bank to the extent allowable by Applicable Law. Upon reasonable request by Guaranty, the Company shall make its President and Vice President reasonably available to discuss with Guaranty and its Representatives Guaranty’s ongoing due diligence of the Company and Bank’s operations. The Company will cause its independent outside auditors to make available to Guaranty and its Representatives, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of the Company and Bank as may be requested by Guaranty in connection with its review of the foregoing matters. Notwithstanding anything in this Agreement to the contrary, neither the Company nor Bank shall be required to provide access to or disclose information to Guaranty where such access or disclosure would violate Applicable Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)As soon as practicable after they become available, the Company will deliver or make available to Guaranty all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company or Bank and all Regulatory Reports filed by Bank with the appropriate Governmental Authority after the date of this Agreement. All such financial information will be prepared from the books and records of the Company and Bank and will fairly present the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may be subject to normal year-end audit adjustments required by GAAP. The Regulatory Reports filed by Bank subsequent to the date hereof will fairly present the financial position of Bank and the results of its operations at the dates and for the periods indicated in compliance with Applicable Law.

Section 6.4Information for Regulatory Applications and SEC Filings. To the extent permitted by Applicable Law, the Company will promptly, following Guaranty’s request, furnish Guaranty with all information concerning the Company, Bank and the holders of Company Stock required for inclusion in: (i) any application, filing, statement or document to be made or filed by Guaranty with any Governmental Authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement; and (ii) any filings with the SEC, including the Registration Statement and the Proxy Statement, and any applicable state securities authorities, including the opinion of counsel as to Tax matters required to be filed as an exhibit to the Registration Statement. The Company shall respond promptly to Guaranty to any comments relating to the Company or Bank from the SEC or its staff. The Company will cooperate reasonably with Guaranty in the filing of any applications or other documents necessary to complete the Merger and the transactions contemplated hereby. The Company agrees to, upon the reasonable request of Guaranty, furnish to Guaranty a written letter or statement confirming the accuracy of the information with respect to the Company or Bank contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company or Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

Section 6.5Standstill Provision.

(a)Subject to the provisions of this Section 6.5, so long as this Agreement is in effect, neither the Company nor Bank shall, and the Company agrees to use its Best Efforts to cause its and Bank’s directors, officers, employees, agents and Representatives not to directly or indirectly: (i) solicit, encourage, induce or facilitate inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal; or (ii) provide any information to or negotiate with any other Person any Acquisition Proposal.

(b)Notwithstanding anything to the contrary contained in Section 6.5(a), if at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a bona fide, unsolicited written Acquisition Proposal from any Person that did not result from the Company’s, its Affiliates’ or their respective Representatives’ breach of Section 6.5, and if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may: (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person who has made such Acquisition Proposal and its Representatives; provided that the Company shall concurrently with the delivery to such Person provide to Guaranty any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Guaranty; and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) notify Guaranty if the Company furnishes non-public information or enters into discussions or negotiations as provided in this Section 6.5(b).

(c)The Company shall promptly (and in no event later than two Business Days after receipt) notify Guaranty in writing in the event that the Company or any of its Representatives receives an Acquisition Proposal or a request for information relating to the Company or its Subsidiaries that is reasonably likely to lead to or that contemplates an Acquisition Proposal, including the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including an unredacted copy of such Acquisition Proposal or, where such Acquisition Proposal is not in writing, a description of the terms thereof). The Company shall keep Guaranty reasonably informed, on a current basis, as to the status of (including any developments, discussions or negotiations) such Acquisition Proposal (including by promptly, and in no event later than two Business Days after receipt, providing to Guaranty copies of any written correspondence, proposals, indications of interest, and draft agreements relating to such Acquisition Proposal). The Company agrees that it and its Affiliates will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Guaranty in accordance with, or otherwise complying with, this Section 6.5.

(d)Except as expressly permitted by Section 6.5(e), the Company Board shall not: (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Guaranty, the Company Recommendation; or (B) adopt, approve or recommend to shareholders of the Company, or publicly propose to adopt, approve or recommend to shareholders of the Company, an Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(b)) (a “Company Acquisition Agreement”).

(e)Notwithstanding anything to the contrary set forth in the preceding Section 6.5(d), if prior to the time the Company Shareholder Approval is obtained, but not after, in response to the receipt of a bona fide, unsolicited written Acquisition Proposal subsequent to the date of this Agreement, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that: (i) the Acquisition Proposal did not result from a breach of Section 6.5; (ii) the Acquisition Proposal constitutes a Superior Proposal; and (iii) the failure to approve or recommend such

Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under Applicable Law, the Company Board may, subject to compliance with this Section 6.5: (A) effect a Company Adverse Recommendation Change; or (B) terminate this Agreement in order to enter into a definitive agreement relating to such Superior Proposal upon (and subject to) paying the Termination Fee in accordance with Section 9.3; provided, however, that prior to so effecting a Company Adverse Recommendation Change or terminating this Agreement pursuant to this Section 6.5(e): (1) the Company has given Guaranty at least five Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the Person making, any such Superior Proposal and has contemporaneously provided to Guaranty a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof); (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Guaranty during such notice period, to the extent Guaranty wishes to negotiate, to enable Guaranty to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (3) upon the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Guaranty, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Guaranty were to be given effect and that the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under Applicable Law; and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Guaranty an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 6.5(e) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 6.5. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

Section 6.6Transition.

(a)Commencing following the date of this Agreement, and in all cases subject to Applicable Law, the Company shall and shall cause each of its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank to facilitate the integration of the parties and their respective businesses. Without limiting the generality of the foregoing, prior to the Closing and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall cause the employees and officers of the Company and its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank in performing tasks reasonably required in connection with such integration, including requesting reasonable support from its outside contractors and vendors. The Company shall and shall cause its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank in minimizing the extent to which any contracts designated by Guaranty continue in effect following the Effective Time.

(b)Without limiting the generality of Section 6.6(a), the Company shall and shall cause its Subsidiaries to use Best Efforts to provide data processing, item processing and other processing support or outside contractors to assist Guaranty and Guaranty Bank performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to the production environment of Guaranty and Guaranty Bank, when reasonably requested by Guaranty and use its Best Efforts to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Guaranty; provided, however, that if requested by Guaranty, the Company shall take all steps reasonably necessary to allow Guaranty and Guaranty Bank to convert to the Company’s existing production environment. Among other things, the Company shall cause its Subsidiaries to: (i) reasonably cooperate with Guaranty and Guaranty Bank to establish a mutually agreeable project plan to effectuate the conversion; (ii) use its Best Efforts to have the Company’s and its Subsidiaries’ outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established; (iii) reasonably provide, or use its Best Efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Guaranty or Guaranty Bank for use in planning the conversion, as soon as reasonably practicable; (iv) provide reasonable access to the personnel and facilities of the Company and its Subsidiaries as set forth in Section 6.3 and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to reasonably enable the conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.6, of the contracts of outside data, item and other processing contractors or other third party vendors when directed to do so by Guaranty provided any such termination will not be effective until at or after the Effective Time. Guaranty agrees that all actions taken pursuant to this Section 6.6 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

Section 6.7Conforming Accounting Adjustments. If requested by Guaranty, the Company shall, and shall cause Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Guaranty may reasonably request in order to conform the accounting records of the Company and Bank to the accounting policies and practices of Guaranty. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or Bank: (a) of any adverse circumstances for purposes of determining whether the conditions to Guaranty’s obligations under this Agreement have been satisfied; (b) that such adjustment is required for purposes of determining satisfaction of the condition to Guaranty’s obligations under this Agreement set forth in Section 10.3; or (c) that such adjustment has any bearing on the Aggregate Merger Consideration or Closing Distribution, if any. No adjustment required by Guaranty shall: (i) require any prior filing with any Governmental Authority; or (ii) violate any Applicable Law.

Section 6.8Takeover Statutes.  At all times prior to the Effective Time, the Company shall: (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger, or if necessary, to challenge the validity or applicability of any Takeover Statute as now or hereinafter in effect.

Section 6.9Allowance for Loan Losses. If the ALLL is less than the Minimum Allowance Amount on the Calculation Date, the Company shall take or cause to be taken all action necessary to increase the ALLL as of the Closing Date to an amount equal to the Minimum Allowance Amount.

Section 6.10Interim Financial Statements.

(a)On or before the fifth day following the Calculation Date, the Company shall provide Guaranty with the Company’s and the Bank’s financial statements, each on a stand-alone basis, presenting the financial condition of the Company and Bank as of the Calculation Date and the Company’s and the Bank’s results of operations and changes in shareholders’ equity for the period from

January 1, 2017 through the Calculation Date (the “Interim Financial Statements”). The Interim Financial Statements shall: (i) fairly present in all material respects the assets, liabilities and Tangible Book Value of the Company and its Subsidiaries as of the dates of the Interim Financial Statements; and (ii) be prepared in a manner consistent with the Company Financial Statements, in accordance with GAAP and Applicable Law, and reflect all period-end accruals and other adjustments. The Interim Financial Statements shall be accompanied by a certificate of the Company’s President or Vice President, dated as of the Closing Date, to the effect that such financial statements continue to reflect accurately, as of the Calculation Date, the financial condition of the Company and the Bank and that they meet the requirements of this Section 6.10(a). The Interim Financial Statements shall also reflect accruals for all fees incurred or expected to be incurred in connection with the Merger and all amounts owed under any Company or Bank phantom stock, salary continuation or deferred compensation plan through the Closing Date (whether or not doing so is in accordance with GAAP).

(b)Each day between the Calculation Date and the Closing Date, the Company shall provide Guaranty with daily updated financial information of the Company and Bank consisting of general ledger updates and such other information as Guaranty shall reasonably request.

Section 6.11Third Party Consents. The Company will use its Best Efforts, and Guaranty shall reasonably cooperate with the Company at the Company’s request, to obtain all Company Required Approvals and such other waivers or consents as otherwise required to be obtained from any Person in connection with the Merger and the transactions contemplated hereby, including such consents set forth in Company Schedule 4.4, and such waivers and consents shall be in such form and content as is approved by Guaranty and the Company.

Section 6.12Bank Merger. Prior to the Effective Time, the Company shall cause Bank to reasonably cooperate with Guaranty and Guaranty Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time. In furtherance of the foregoing, to the extent not previously approved, the Company shall work with the board of directors of Bank to approve the Bank Merger and the related Bank Merger Agreement in connection with the execution of this Agreement, and shall vote all of the shares of Bank voting stock held by the Company for the Bank Merger. For the avoidance of doubt, the Bank Merger shall occur after the Merger, and shall be conditioned upon regulatory approval and the Company Shareholder Approval.

Section 6.13Environmental Investigation.

(a)Guaranty and its consultants, agents and Representatives shall have the right, upon execution of a mutually agreeable site access agreement, to enter the Company Real Property (at Guaranty’s sole cost and expense), but not the obligation or responsibility, to inspect any Company Real Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) on or prior to 45 days after the date of this Agreement, but such 45-day period shall be extended to 60 days with respect to any property for which the Company had not delivered or made available the Environmental Information prior to the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (a “Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Guaranty, Guaranty shall: (i) notify the Company of any Company Real Property for which it seeks to conduct such a Secondary Investigation and the reasons for such Secondary Investigation; (ii) submit a work plan to the Company for such Secondary Investigation, for which Guaranty agrees to afford the Company the ability to comment on and Guaranty agrees to reasonably consider all such comments (and negotiate in good faith any such comments); and (iii) conclude such Secondary Investigation, on or prior to 60 days after the date of receipt of the Company’s comments. Guaranty shall give reasonable notice to the Company of such Environmental Inspections and Secondary Investigations, and the Company may place reasonable restrictions on the time and place at which such Environmental Inspections and Secondary Investigations may be carried out.

(b)Guaranty shall not have any liability to the Company or Bank or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey, except to the extent that Guaranty, its consultants, agents or representatives cause any environmental liability. Guaranty promptly shall deliver to the Company copies of any final environmental report, engineering report, or property condition report prepared by Guaranty or any third party pursuant to this Section 6.13. Any results or findings of any Environmental Inspections will not be disclosed by Guaranty to any third party not affiliated with Guaranty, unless Guaranty is required by Applicable Law to disclose such information or the Company provides written consent to disclose such information (which shall not be unreasonably conditioned, withheld or delayed). If this Agreement is terminated, then except as otherwise required by Applicable Law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Guaranty. Guaranty shall make no such report prior to Closing unless required to do so by Applicable Law, and in such case will give the Company reasonable prior notice to enable the Company to review and comment on such proposed report and to make such report on behalf of the Company, at Company’s sole discretion.

(c)If: (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Guaranty because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Company or Bank; or (ii) any past or present events, conditions or circumstances require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected to exceed $100,000 or that could reasonably be expected to have a Material Adverse Effect on the Company or Bank (together, the “Environmental Condition”), then Guaranty may terminate this Agreement with respect to such parcel of Company Real Property subject to the Environmental Condition (the “Company Real Property Subject to Environmental Termination”), but not as to any other Company Real Property or any other matter in this Agreement, in which event this Agreement shall continue in full force and effect with respect to all other matters in this Agreement (including all other Company Real Property except the Company Real Property Subject to Environmental Termination), and this Agreement shall be deemed to be modified as necessary to reflect the change in the Company Real Property to be acquired by Guaranty and Guaranty and the Company shall remove such Company Real Property Subject to Environmental Termination from the assets of the Company prior to the Calculation Date. In the event that Guaranty elects to terminate this Agreement with respect to a Company Real Property Subject to Environmental Termination, the Company may elect to terminate this Agreement. Notwithstanding anything else provided herein, if such Company Real Property Subject to Environmental Termination is a Required Owned Real Property, Guaranty may elect to terminate this Agreement.

(d)The Company agrees to make available upon request to Guaranty and its consultants, agents and Representatives all documents and other materials relating to environmental conditions of any Company Real Property, including the results of other environmental inspections and surveys to the extent such documents are in the possession or reasonable control of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Guaranty and, at Guaranty’s cost and expense, shall be entitled to certify the same in favor of Guaranty and its consultants, agents and Representatives and make all other data available to Guaranty and its consultants, agents and Representatives.

Section 6.14Title Insurance.

(a)In preparation for the Closing, as soon as reasonably practicable and in no event later than 10 Business Days following the date of this Agreement, the Company will request, with respect to each parcel of Owned Real Property that is not Bank OREO, a title commitment on the ALTA Form 2006 Owner’s Policy of Title Insurance (each a “Title Commitment,” collectively, the “Title Commitments”) issued by Canyon Title (“Title Company”), committing to insure Guaranty’s title in such parcel of Owned Real Property for the amount listed on Company Schedule 6.14(a). The Company will request on each Title Commitment that the so-called “standard printed exceptions” are deleted from the Title Commitment so that Guaranty will have extended coverage. The Company will deliver or cause the Title Company to deliver to Guaranty, promptly after the Closing Date, an owners title insurance policy issued by the Title Company insuring Guaranty’s title to each Parcel of Owned Real Property consistent with the applicable Closing Title Commitment (as defined below) (each a “Title Policy,” collectively, the “Title Policies”), subject only to the Permitted Exceptions. Guaranty will pay the premium for each owner’s standard policy at Closing together with the costs associated with deletion of the standard printed exceptions or any endorsements to the standard Title Policy required by Guaranty.

(b)Guaranty shall review the Title Commitments and if: (i) any Title Commitment discloses that any party other than the Company or Bank has title to any of the Owned Real Property; or (ii) any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Encumbrances or not one that the Company specifies when delivering the Title Commitment to Guaranty that the Company will cause to be deleted from the Title Commitment concurrently with the Closing, including: (A) any exceptions that pertain to Liens securing any loans; and (B) any exceptions that Guaranty reasonably believes could materially and adversely affect Guaranty’s use of the Owned Real Property described therein (a “Title Objection”), Guaranty will notify the Company in writing of such matters within 15 Business Days after receiving all of the Title Commitments for the Owned Real Property. The Company may elect, but shall have no obligations, within 15 Business Days of receipt of the final Title Objection (“Title Cure Period”) to remove or cure, or with Guaranty’s consent, which consent will not be unreasonably withheld or delayed, to obtain title insurance over, the title matter subject to such Title Objection. If the Company does not elect or is unable to remove or cure or, with Guaranty’s consent, to obtain insurance over all title matters subject to the Title Objection within the Title Cure Period, Guaranty may, in its sole discretion, by written notice given to the Company (“Election Notice”) within ten days after the Title Cure Period (“Election Notice Period”), or any other cure period indicated by the Company, elect only one of the following options:

(i)        waive all uncured and unremoved title matters for which Guaranty has delivered a Title Objection;

(ii)       except if the Owned Real Property is Bank OREO, elect to have the Owned Real Property appraised by an appraiser of its choice and, if the Owned Real Property’s appraised value is less than the Owned Real Property’s book value, elect to reduce the book value by an amount up to the amount by which the book value exceeds the appraised value (but only to the extent that such amount is attributable to the Title Objection) (the amount of such reduction, the “Owned Real Property Write-Down”); or

(iii)      terminate this Agreement if such Owned Real Property is a Required Owned Real Property.

(c)If the Company does not receive an Election Notice within the Election Notice Period, Guaranty shall be deemed to have accepted the status of title to the Owned Real Property as shown in the initial Title Commitments and all updates and supplements thereto as reflected in the applicable updated Title Commitments, subject to the Permitted Exceptions (each Title Commitment after expiration of the Election Notice Period shall be referred to as a “Closing Title Commitment”), and thereby to have waived any unremoved or uncured title matters for which Guaranty has delivered a Title Objection.

Section 6.15Certain Agreements; Other Matters.

(a)The Company will use its Best Efforts to, within 60 days after the date hereof, take all steps necessary to terminate that certain Shareholder Agreement dated as of May 1, 2002, by and among the Company and the shareholders party thereto (the “Shareholder Agreement”). Such steps shall include obtaining from each shareholder a termination agreement in form and substance reasonably satisfactory to Guaranty, with each such termination agreement to be effective at the Effective Time.

(b)The Company will use its Best Efforts to, within 60 days after the date hereof, take all steps necessary to obtain with respect to each individual and agreement set forth on Company Schedule 6.15(b) a duly executed termination agreement in a form and substance reasonably acceptable to Guaranty (the “Termination Agreements”).

(c)The Company will use its Best Efforts to effect the repairs to certain Owned Real Property as described in Company Schedule 6.15(c).

(d)Prior to the Calculation Date, the Company will repay in full the balance owing, if any, to Frontier Bank, as the successor to First National Bank of Lamar, under any promissory note and related loan documents and shall cause the Lien on the Bank Common Stock to be terminated and released by Frontier Bank such that, at the Effective Time, the Company shall own the Bank Common Stock free and clear of any and all Liens.

Section 6.16Confidentiality.  The Company will not, and will cause its Representatives not to, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from, or made available by, Guaranty, Guaranty Bank or any of their respective Representatives to any Person for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1, use such Subject Information for its own purposes or for the benefit of any Person under any circumstances. The term “Subject Information” does not include any information that: (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the Company; (b) was available to the Company on a nonconfidential basis from a source other than Guaranty or Guaranty Bank; or (c) was independently acquired or developed without violating any obligations of this Agreement.

VII.COVENANTS OF GUARANTY

Guaranty covenants and agrees with the Company as follows:

Section 7.1Best Efforts.  Subject to the terms and conditions of this Agreement, Guaranty shall take all reasonable actions to aid and assist in the consummation of the Merger, and will use Best Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 7.2Registration Statement.  Subject to Guaranty’s receipt of the information required to be provided by the Company hereunder, no later than 75 days after the date of this Agreement, Guaranty shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement, and prospectus and other proxy solicitation materials of the Company constituting a part thereof  (the “Proxy Statement”) relating to the shares of Guaranty Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its Best Efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and at the time of mailing thereof to the Company’s shareholders, at the time of the Company Meeting and at the time the Registration Statement becomes effective under the Securities Act, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided, however, that none of the provisions of this Section 7.2 shall apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information furnished solely by the Company for use in the Registration Statement. Guaranty shall make all necessary filings with respect to the Merger under the Securities Act and applicable state securities or “Blue Sky” laws and the rules and regulations thereunder, and shall timely obtain any actions, consents approvals or waivers required in connection therewith.

Section 7.3NASDAQ Listing.  Guaranty will file all documents required to be filed to have the shares of Guaranty Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its Best Efforts to effect said listing.

Section 7.4Issuance of Guaranty Common Stock.  The shares of Guaranty Common Stock to be issued by Guaranty to the shareholders of the Company pursuant to this Agreement will, on the issuance to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Guaranty Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of Guaranty or any other Person, and are not and will not be subject to any restrictions on transfer under the Securities Act, except for shares of Guaranty Common Stock issued by Guaranty to any shareholders of the Company who may be deemed to be an “affiliate” of Guaranty under the Exchange Act after completion of the Merger.

Section 7.5Indemnification.

(a)From and for a period of six years after the Effective Time, Guaranty and its successors and assigns shall indemnify and hold harmless each Person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of the Company or its Subsidiaries and their respective heirs and assigns (collectively, “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Guaranty) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness, arising out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before or after the Effective Time, to the fullest extent permitted under the Company’s or Bank’s Charter Documents in effect as of the date of this Agreement and Applicable Law. Guaranty shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the extent permissible under Applicable Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 7.5. If after the Closing Date Guaranty or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Guaranty shall assume the obligations set forth in this Section 7.5.

(b)Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Claim, shall promptly notify Guaranty thereof; provided, however, that failure to so notify will not affect the obligations of Guaranty under Section 7.5(a) unless and to the extent that Guaranty is actually prejudiced as a consequence. In the event of any such legal action (whether arising before or after the Effective Time): (i) Guaranty shall have the right to assume the defense thereof and Guaranty shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Guaranty elects not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and Guaranty shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that Guaranty shall be obligated pursuant to this Section 7.5(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Guaranty shall not be liable for any settlement effected without its prior written consent; and provided, further, that Guaranty shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 7.5(a) is prohibited by Applicable Law.

Section 7.6Tax Structure.  Guaranty shall not take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. It is the present intention of Guaranty and Guaranty Bank to continue at least one significant historic business line of the Company and Bank, or to use at least a significant portion of the Company and Bank’s historic business assets in a business in each case within the meaning of Treasury Regulation Section 1.368-1(d).

Section 7.7Notification of Certain Matters.  Guaranty will give prompt notice in writing to the Company of any fact, event or circumstance that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances to result in any Material Adverse Effect with respect to Guaranty; (b) would make untrue, in any material respect, any representation or warranty made in, or information provided pursuant to, this Agreement; or (c) would cause or constitute a material breach of, or failure to comply with, any of Guaranty’s representations, warranties, covenants or agreements herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Articles XI or XII.

Section 7.8Confidentiality.  Guaranty, and its subsidiaries, Affiliates and Representatives, shall comply with all of their respective obligations under the Non-Disclosure Agreement dated March 23, 2017 between the parties which is incorporated herein by reference (“Non-Disclosure Agreement”) and which shall survive the termination of this Agreement.

Section 7.9Tax Returns.  Guaranty will prepare and file all Tax Returns for the Company and its Subsidiaries for all Tax Periods ending before the Closing Date which are filed after the Closing Date; but such Tax Returns will be subject to the review and comment by the Shareholders’ Representative. For federal income tax purposes, Guaranty’s acquisition of the Company Stock pursuant to the Merger will result in the termination of the Company’s S Election and an S termination year as such term is defined in Section 1362(e)(4) of the Code. For federal income tax purposes, the portion of 2017 from January 1, 2017 through the day before the Closing Date will be treated as the Company’s short S corporation taxable year (the “Short S Corporation Tax Period”). Guaranty will pay the costs, fees and expenses incurred in connection with the preparation of all Tax Returns and Schedule K-1s to former Company shareholders for the Short S Corporation Tax Period. Following the Closing Date, the Shareholders’ Representative shall have all necessary authority to review and approve or reject on behalf of the Company and its shareholders any amendments or modifications to the Company’s Tax Returns for any Tax Period, and to the extent requested by Guaranty, shall represent the Company and its shareholders in connection with any audit or review by any Governmental Authority of the Company’s Tax Returns with respect to any Tax Period ending before the Closing Date.

VIII.MUTUAL COVENANTS OF GUARANTY AND THE COMPANY

Section 8.1Supplemental Schedules.  Following the date of this Agreement and prior to the Effective Time, each of the Company and Guaranty will promptly supplement or amend its disclosure schedules provided in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules or that is necessary to correct any information in such disclosure schedules that has been rendered inaccurate thereby. Notwithstanding the foregoing, on the Calculation Date, each party will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, or with respect to any Schedule dated as of a specific date, as of such specific date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by it subsequent to the date any Schedule was previously delivered by it to the other party. No supplement or amendment to such disclosure schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 10.1 or Section 10.2 (in the case of Guaranty) or Section 11.1 or Section 11.2 (in the case of the Company) or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 8.2Publicity.  Except as otherwise required by Applicable Law, the rules of NASDAQ or in connection with the regulatory application process, as long as this Agreement is in effect, neither the Company nor Guaranty shall, nor shall they permit any of their officers, directors or Representatives to, issue or cause the publication of any press release, written shareholder communications, or other public announcement with respect to, or otherwise make any public statement concerning, the existence, terms, conditions, status or transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, shareholder communications, announcements or other public statements. To the extent any term or provision of this Section 8.2 conflicts with any term or provision in the Non-Disclosure Agreement, the term or provision of this Section 8.2 shall control.

Section 8.3Employee Benefit Plans.

(a)To the extent reasonably requested by Guaranty, which request shall be made to the Company at least 45 days before the Closing Date, the Company or Bank, as appropriate, shall use its Best Efforts to execute and deliver such instruments and take such other actions as Guaranty may reasonably request in order to cause the amendment or termination of any Employee Plan on terms reasonably satisfactory to Guaranty and in accordance with Applicable Law and, except as may be otherwise provided herein, effective no later than the Closing Date, and provided that the winding up of any such plan may be completed following the Closing Date, provided further that the Company or Bank has used its commercially reasonable efforts to complete the winding up of any such plan prior to the Closing Date. Guaranty agrees that the employees of the Company and Bank who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired or continuing employees in the employee benefit plans and programs maintained for employees of Guaranty and Guaranty Bank, including any Employee Plan maintained in existence by Guaranty or Guaranty Bank following the Closing Date, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and Guaranty shall take all actions reasonably necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs and the granting of such service credit from and after the Closing Date, subject to Section 8.3(b).

(b)To the extent that a Company Employee becomes eligible to participate in an existing employee benefit plan maintained by Guaranty or Guaranty Bank (an “Existing Benefit Plan”), Guaranty shall cause such Existing Benefit Plan to recognize the prior duration of service of such Company Employee with the Company for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any stock incentive plan, but including earned but unused vacation days) to the same extent such duration of service was recognized immediately prior to the Effective Time under a comparable Employee Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time, provided that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan and Applicable Law and shall not operate to duplicate any benefits of a Company Employee with respect to the same period of service. With respect to any Existing Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Company Employee is eligible to participate, for the plan year in which such Company Employee is first eligible to participate, to the extent permitted by the applicable Existing Benefit Plan and Applicable Law, Guaranty shall use its Best Efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such Existing Benefit Plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the comparable Employee Plan in which such Company Employee participated immediately prior to the Effective Time; and (ii) recognize any health, dental or vision expenses incurred by such Company Employee in the year that includes the Closing Date (or, if later, the year in which such Company Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Existing Benefit Plan. Without limiting the foregoing, Guaranty shall extend coverage to Company Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Guaranty or its Subsidiaries to the extent permitted by such Existing Benefit Plans and Applicable Law. Company Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under the Company’s cafeteria plan to the extent permitted by such Existing Benefit Plans and Applicable Law. For purposes of determining Company Employees’ benefits for the calendar year in which the Merger occurs under Guaranty’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Guaranty vacation benefit available to such Company Employee for such calendar year.

Section 8.4Regulatory Applications; Best Efforts.  Subject to the terms and conditions of this Agreement, Guaranty and the Company will use their Best Efforts to: (a) prepare and file as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (b) obtain and maintain all approvals, consents, registrations, permits, waivers, authorizations and other confirmations from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Guaranty Required Approvals and the Company Required Approvals; provided, however, that the parties hereto understand and agree that neither the Best Efforts of either party hereto nor any other obligation of a party under this Agreement shall be deemed to include: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; (ii) except as required for disclosure in the

Registration Statement, the Proxy Statement or to obtain the Guaranty Required Approvals, a party furnishing to the other party any: (A) personal biographical or financial information of any of the directors, officers, employees, managers, stockholders or partners of such party or any of their respective Affiliates; or (B) proprietary and nonpublic information related to the organizational terms of, or investors in a party or any of their respective Affiliates; (iii) Guaranty or any of its Affiliates taking any action that would result in the imposition of a Materially Burdensome Regulatory Condition; (iv) the Company, Bank, Guaranty, Guaranty Bank or any of their respective Affiliates commencing or being a plaintiff in any litigation in connection with any registration, filing, application, notice, approval, Order, qualification or waiver from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; (v) except as required for disclosure in the Registration Statement or the Proxy Statement, the Company furnishing to Guaranty any confidential information of the Company and Bank related to the transaction sale process, including identities of potential purchasers, any offers previously received, and any Company Board presentations, correspondence and minutes relating to the Company sale process, other than as may be required to be disclosed in the Registration Statement; or (vi) divesting or otherwise holding separate (including by establishing a trust or otherwise) any assets, businesses or properties, or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any of its Affiliates’ businesses, assets or properties. Subject to the foregoing, Guaranty and the Company agree that each of them, prior to the Closing Date, and Guaranty, after the Closing Date, shall use their Best Efforts to execute and deliver or cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Guaranty or Guaranty Bank to (and neither the Company nor Bank shall, without the prior written consent of Guaranty) take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any of the foregoing permits, consents, approvals and authorizations of third parties or Governmental Authorities, that would: (1) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Guaranty or the Company; (2) require any Person other than Guaranty to guaranty, support or maintain the capital of Guaranty Bank or Continuing Company, as applicable, after the Closing Date; (3) require any modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Guaranty Bank, Continuing Company or any of their Affiliates (or any of their respective partners, members or equity holders); (4) cause any Person other than Continuing Company to be deemed to control Guaranty Bank or Bank after the Closing Date; or (5) require any contribution of capital to the Company, Bank or Guaranty Bank at the Closing (each of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a Materially Burdensome Regulatory Condition: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof. Notwithstanding anything in this Agreement to the contrary, neither the Company nor Bank shall make any payment without Guaranty’s prior written consent (other than customary filing fees), take any action, make any concession or agree to do any of the foregoing, in order to obtain the consent, authorization or approval of any third party or Governmental Authority.

Section 8.5Tail Policy.  Prior to the Effective Time, Guaranty shall obtain, at Guaranty’s expense, an extended reporting period (otherwise known as “tail coverage”) policy with respect to the Company’s and/or Bank’s existing directors’ and officers’ liability coverage for a period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time (a “Tail Policy”). Subject to this Section 8.5, the Tail Policy shall be effective as of the Effective Time and shall provide for policy limits, terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of the Company and Bank; provided, however, in no event shall Continuing Company or Guaranty Bank be required to expend in the aggregate for such six year period more than 200% of the current amount expended on an annual basis by the Company or Bank to maintain or procure such liability insurance policies; provided,  further, that if Continuing Company or Guaranty Bank are unable to maintain or obtain the Tail Policy called for by this Section 8.5, Continuing Company or Guaranty Bank shall obtain as much comparable insurance as is available at a cost in the aggregate for such six-year period up to 200% of the current annual premium; provided, further, that officers and directors of the Company and Bank may be required to make application and provide customary representations and warranties to Continuing Company’s insurance carrier for the purpose of obtaining such Tail Policy. If, after the Closing, Continuing Company or any of its successors or assigns shall: (a) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger; or (b) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Continuing Company shall assume the obligations set forth in this Section 8.5.

Section 8.6Termination of 401(k) Plan. Prior to the Effective Time and subject to the consummation of the Merger, the Company shall cause to be adopted resolutions of its board of directors and shall take all steps necessary to terminate, and/or terminate its participation in, any and all employee benefit plans intended to comply with Section 401(k) of the Code (collectively, the “401(k) Plan”). Such termination shall be effective no later than immediately preceding the Effective Time. In furtherance thereof, the Company agrees that Guaranty shall be authorized and permitted to appoint a committee (the “Committee”), if necessary, to serve from and after the Effective Time to complete all administration related to the termination of the 401(k) Plan not completed prior to the Effective Time, and to serve as plan administrator of any 401(k) Plan. The Company further agrees with respect to any 401(k) plan being terminated: (a) to amend the 401(k) Plan, as necessary, to accomplish the termination and reserve the power in the Committee to further amend the 401(k) Plan following the date of termination to the extent necessary to comply with all Applicable Law or to facilitate the termination thereof and obtain a favorable determination letter as to the effect of the termination on the qualified status of the 401(k) Plan; (b) authorize the filing of the 401(k) Plan by the Committee with the Internal Revenue Service for a determination letter as to the effect of the termination on the qualified status of the 401(k) Plan, and authorize the payment of the application fee in connection therewith; and (c) provide for the distribution of benefits from the 401(k) Plan as permitted under Applicable Law in connection with such termination after receipt of such favorable determination letter. Following the effective date of the termination of the 401(k) Plan, no distributions shall be made from the 401(k) Plan except: (i) as may be required by Applicable Law; or (ii) in accordance with the terms of the 401(k) Plan regarding distributable events in the ordinary course other than due to such termination (e.g., retirement or termination of employment), until receipt of such favorable determination letter.

IX.TERMINATION

Section 9.1Termination.  This Agreement may be terminated prior to the Effective Time as follows:

(a)by Guaranty or the Company if:

(i)        any court of competent jurisdiction in the United States or other Governmental Authority shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order, ruling or other action shall be final and non-appealable unless such Order or ruling or action restraining, enjoining or otherwise prohibiting the Merger shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

(ii)       any approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party).

(iii)      the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on the 240th day following the date of this Agreement, or such later date as shall have been approved in writing by the Guaranty Board and the Company Board (such date, the “End Date”); provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date.

(b)by Guaranty if any Governmental Authority shall have advised Guaranty that any approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement will not be granted or will not be granted without a Materially Burdensome Regulatory Condition that Guaranty, in its sole discretion, is unwilling to accept.

(c)by Guaranty if: (i) (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.1 would not be satisfied if the condition were then being tested; and (B) such inaccuracy, if capable of cure, has not been cured by the Company prior to the earlier of the End Date and 30 days after its receipt of written notice thereof; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 10.2 would not be satisfied and such breach is not curable or shall not have been cured within 30 days following the Company’s receipt of written notice from Guaranty of such breach or such breach by its nature is not capable of being cured prior to the Closing; provided, however, that Guaranty is not then in material breach of any representation, warranty, covenant or other agreement set forth herein.

(d)by the Company if: (i) (A) any of Guaranty’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 11.1 would not be satisfied if the condition were then being tested; and (B) such inaccuracy, if capable of cure, has not been cured by Guaranty, prior to the earlier of the End Date and 30 days after its receipt of written notice thereof; or (ii) any of Guaranty’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 11.2 would not be satisfied and such breach is not curable or shall not have been cured within 30 days following Guaranty’s receipt of written notice from the Company of such breach or such breach by its nature is not capable of being cured prior to the Closing; provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement set forth herein.

(e)by either Guaranty or the Company if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting; provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to a party where the failure to obtain the approval of the Company’s shareholders has been caused by such party’s breach of this Agreement.

(f)by the mutual written consent of Guaranty and the Company and the approval of such action by the Guaranty Board and the Company Board, respectively.

(g)by the Company at any time within five Business Days after the Calculation Date, if:

(i)the Guaranty Calculation Date Stock Price is less than $21.89 per share; and

(ii)the number obtained by dividing the Guaranty Calculation Date Stock Price by the Guaranty Valuation Price is less than the number obtained by dividing: (A) the Final Index Price; by (B) the Initial Index Price and subtracting 0.20 from such quotient; provided,  however, that a termination by the Company pursuant to this Section 9.1(g) will have no force and effect if Guaranty agrees in writing (within five Business Days after receipt of the Company’s written notice of such termination) to increase the Per Share Merger Consideration to an amount equal to: (x) (1) the Per Share Merger Consideration; multiplied by (2) $21.89, divided by (y) the Guaranty Calculation Date Stock Price. Notwithstanding anything to the contrary above, Guaranty, at its option, may elect to retain the original Per Share Merger Consideration, and, in lieu of altering such Per Share Merger Consideration, pay an amount of cash consideration so that each holder of Company Stock is entitled to receive the same value as of the Effective Time for each share of Company Stock as such holder would have received had the original Per Share Merger Consideration been altered in accordance with the preceding sentence. If within such five-Business Day period, Guaranty delivers written notice to the Company that Guaranty intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company in writing of the revised Per Share Merger Consideration or the cash consideration, as applicable, then no termination will occur pursuant to this Section 9.1(g) and this Agreement will remain in full force and effect in accordance with its terms (except that the Per Share Merger Consideration will be modified or the cash consideration will become payable in accordance with this Section 9.1(g), as applicable).

If Guaranty or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Calculation Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 9.1(g).

(h)by Guaranty pursuant to Section 6.13(c) or Section 6.14(b)(iii).

(i)by the Company in accordance with Section 6.5(e).

(j)by Guaranty, if prior to receipt of the Company Shareholder Approval, the Company shall have: (i) failed to make the Company Recommendation; (ii) failed to comply with its obligations under Section 6.1(a) or Section 6.5; (iii) made a Company Adverse Recommendation Change; or (iv) at any time after receipt or public announcement of an Acquisition Proposal, failed to reaffirm the Company Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Guaranty.

(k)by the Company pursuant to Section 6.13(c).

Section 9.2Effect of Termination.  If this Agreement is terminated by either Guaranty or the Company as provided under Section 9.1, this Agreement shall become void and have no effect; provided, however, that the provisions of Section 7.8, this Section 9.2,  Section 9.3,  Section 13.1,  Section 13.3,  Section 13.5,  Section 13.7,  Section 13.12 and Section 13.13 shall survive termination of this Agreement and remain in full force and effect. Nothing contained in this Section 9.2 shall relieve any party of any liability for fraud, or any willful material breach of this Agreement.

Section 9.3Termination Fee and Expenses.

(a)In the event that: (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders or senior management of the Company or to the Company

Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving the Company after the date hereof; (ii) thereafter this Agreement is terminated by Guaranty or the Company pursuant to Section 9.1(a)(iii) (if the Company Shareholder Approval has not theretofore been obtained) or Section 9.1(e); and (iii) prior to the date that is 12 months after the date of such termination the Company enters into a definitive agreement with respect to or consummates any transaction included within the definition of Acquisition Proposal (an “Alternative Transaction”), then the Company shall pay Guaranty the sum of $1,000,000 (the “Termination Fee”) plus all expenses incurred by Guaranty in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $350,000 (the “Guaranty Expenses”) upon the earlier of Company entering into such definitive agreement or the consummation of such Alternative Transaction (regardless of when such consummation occurs); provided that for the purpose of clause (iii) above only, all references in the definition of Acquisition Proposal to “10%” shall instead refer to “50%”.

(b)In the event that this Agreement is terminated by Guaranty pursuant to Section 9.1(j) or by the Company pursuant to Section 9.1(i), and Guaranty is not in material breach of any covenant or obligation under this Agreement, then the Company shall pay Guaranty the Termination Fee and the Guaranty Expenses. In the event that this Agreement is terminated by the Company pursuant to Section 6.13(c) or by Guaranty pursuant to Section 9.1(c), and Guaranty is not in material breach of any covenant or obligation under this Agreement, then the Company shall pay Guaranty the Guaranty Expenses. The payment of the Termination Fee and Guaranty Expenses shall be Guaranty’s sole and exclusive remedy with respect to termination of this Agreement as set forth in Section 9.3(a) or this Section 9.3(b).

(c)To compensate the Company for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the Company’s foregoing of the pursuit of other opportunities, the Company and Guaranty agree that, if this Agreement is terminated by the Company pursuant to Section 9.1(d), and the Company is not in material breach of any covenant or obligation under this Agreement, then Guaranty shall pay to the Company all expenses incurred by the Company in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $350,000 (the “Company Expenses”). The payment of the Company Expenses shall be the Company’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(c).

(d)The Company shall pay any payment required by Section 9.3(a) or Section 9.3(b) by wire transfer of immediately available funds within two Business Days after receipt by the Company of written notice of termination of this Agreement. Guaranty shall pay any payment required by Section 9.3(c) by wire transfer of immediately available funds within two Business Days after receipt by Guaranty of written notice of termination of this Agreement.

(e)If the Company or Guaranty fails to pay when due any amount payable under this Section 9.3, then such party shall reimburse the other party for: (i) all costs and expenses (including reasonable fees of counsel) incurred in connection with the enforcement by a party of its right to payment under this Section 9.3; and (ii) interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such party in full) at a rate per annum equal to 1% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

X.CONDITIONS TO OBLIGATION OF GUARANTY

The obligation of Guaranty under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time of the following conditions, which may be waived by Guaranty in its sole discretion:

Section 10.1Compliance with Representations and Warranties.  Each of the representations and warranties made by the Company in this Agreement: (a) must have been true and correct as of the date of this Agreement (except to the extent such representations and warranties are by their express terms made as of a specified date); and (b) shall be true and correct as of the Closing Date (except to the extent such representations and warranties are by their express terms made as of a specified date) as though made on and as of the Closing Date; provided, however, that for purposes of this Section 10.1, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect with respect to the Company or Bank (except the representations and warranties contained in Section 4.8,  Section 4.11,  Section 4.14,  Section 4.26 and Section 4.32, which shall be true in all material respects), disregarding for these purposes: (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material, “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. Notwithstanding the foregoing, the representations and warranties contained in Section 4.1,  Section 4.2,  Section 4.4,  Section 4.5 (except to the extent de minimis) and Section 4.40, shall be true and correct in all respects.

Section 10.2Performance of Obligations.  The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing, and shall have obtained and provided to Guaranty copies of all Company Required Approvals and such other waivers or consents referenced in or required pursuant to Section 6.11.

Section 10.3Absence of Material Adverse Effect.  No Material Adverse Effect with respect to the Company or Bank shall have occurred.

Section 10.4Certain Agreements; Other Matters.

(a)Each of the directors of the Company and the Bank shall have delivered to Guaranty, contemporaneously with the execution of this Agreement, a duly executed non-solicitation and non-competition agreement in a form reasonably acceptable to Guaranty (the “Non-Competition Agreements”), and each such agreement shall be in full force and effect as of the Effective Time.

(b)D.J. Tedesco shall have delivered to Guaranty, contemporaneously with the execution of this Agreement, a duly executed employment agreement in a form reasonably acceptable to Guaranty (the “Employment Agreement”), and such agreement shall be in full force and effect as of the Effective Time.

(c) Guaranty shall have received a duly executed copy of each Termination Agreement, and each such agreement shall be in full force and effect as of the Effective Time.

(d)The Shareholder Agreement shall be terminated.

(e)The actions contemplated by Company Schedule 6.15(c) shall have been completed to Guaranty’s reasonable satisfaction.

Section 10.5Dissenters’ Rights. Holders of shares representing no more than 5% of the issued and outstanding shares of Company Class A Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.6Allowance for Loan Losses. As of the Calculation Date, the ALLL shall be equal to at least the Minimum Allowance Amount.

Section 10.7Tangible Book Value. As of the Calculation Date, the Tangible Book Value shall be not less than the Minimum Tangible Book Value.

Section 10.8Opinion of Tax Counsel.  Guaranty shall have received an opinion from Shapiro Bieging Barber Otteson LLP, legal counsel to Guaranty to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Shapiro Bieging Barber Otteson LLP may require and rely upon representations contained in letters from each of Guaranty and the Company.

Section 10.9FIRPTA Certificate. The Company shall have delivered to Guaranty: (a) a certificate that meets the requirement of Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (b) a notice to the Internal Revenue Service that meets the requirement of Treasury Regulations Section 1.897-2(h)(2). In each case, such certificate and notice shall be dated as of the Closing Date, duly executed by an authorized Bank Executive Officer of the Company making such statements under penalty of perjury and in a form reasonably satisfactory to Guaranty.

Section 10.10Additional Title Matters. The Company shall have delivered to Guaranty the Closing Title Commitments.

Section 10.11Officer’s Certificate. Guaranty shall have received a certificate, signed on behalf of the Company by its President and Vice President, stating that the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 have been satisfied.

Section 10.12Other Documents. The Company shall have delivered to Guaranty all other instruments and documents that Guaranty or its counsel may reasonably request to effectuate the transactions contemplated hereby.

XI.CONDITIONS TO OBLIGATION OF THE COMPANY

The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1Compliance with Representations and Warranties. Each of the representations and warranties made by Guaranty in this Agreement: (a) must have been true and correct as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date); and (b) shall be true and correct as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date); provided, however, that for purposes of this Section 11.1, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect with respect to Guaranty or Guaranty Bank (except the representations and warranties contained in Section 5.7 shall be true in all material respects), disregarding for these purposes: (i) any qualification or exception for, or reference to, materiality in any such representation or warranty; and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. Notwithstanding the foregoing the representations and warranties contained in Section 5.1,  Section 5.2,  Section 5.4,  Section 5.5 (except to the extent de minimis), Section 5.11(a) and (b), and Section 5.14 shall be true and correct in all respects.

Section 11.2Performance of Obligations.  Guaranty shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.

Section 11.3Absence of Material Adverse Effect.  No Material Adverse Effect with respect to Guaranty or Guaranty Bank shall have occurred.

Section 11.4Opinion of Tax Counsel. The Company shall have received an opinion from McAfee & Taft to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, McAfee & Taft may require and rely upon representations contained in letters from each of Guaranty and the Company.

Section 11.5Deposited Shares.  The Company shall have received evidence that the Aggregate Stock Consideration has been deposited with the Exchange Agent pursuant to Section 3.5(a).

Section 11.6Officer’s Certificate.  The Company shall have received a certificate, signed on behalf of Guaranty by its Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Section 11.1, Section 11.2 and Section 11.3 have been satisfied.

XII.   MUTUAL CONDITIONS TO RESPECTIVE
OBLIGATIONS OF GUARANTY AND THE COMPANY

The respective obligations of Guaranty and the Company under this Agreement are subject to the satisfaction, prior to the Effective Time, of the following conditions which may be waived by Guaranty and the Company, respectively, in their sole discretion:

Section 12.1Government Approvals.  All actions and approvals by Governmental Authorities, including the Guaranty Required Approvals and the Company Required Approvals shall have been taken and obtained, in each case in form and substance reasonably satisfactory to Guaranty and without the imposition of any Materially Burdensome Regulatory Condition and all of the same remain in full force or effect, and all statutory waiting periods in connection therewith shall have expired.

Section 12.2Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval, and no action purporting or attempting to rescind that approval shall have been taken by the Company or its shareholders.

Section 12.3Registration of Guaranty Common Stock.  The Registration Statement covering the shares of Guaranty Common Stock to be issued in the Merger shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration

Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Guaranty Common Stock to be issued in the Merger shall have been received.

Section 12.4Listing of Guaranty Common Stock.  The shares of Guaranty Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on NASDAQ.

Section 12.5No Injunctions or Restraints; Illegality.  No Order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect. No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Merger.

XIII.   MISCELLANEOUS

Section 13.1Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of Guaranty and the Company contained in this Agreement shall terminate at the Effective Time and the covenants that by their terms are to be performed after the Effective Time shall survive the Closing.

Section 13.2Amendments.  To the extent permitted by Applicable Law, this Agreement may be amended only by a writing signed by Guaranty and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased by any such amendment subsequent to the occurrence of the Company Shareholder Approval without the further approval by such shareholders.

Section 13.3Expenses.  Except as set forth in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.4Notices.  Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by a nationally-recognized overnight courier or by facsimile to the Persons at the addresses set forth below (or at other addresses as may be provided hereunder):

If to Guaranty:

Guaranty Bancorp

1331 Seventeenth Street, Suite 200

Denver, CO  80202

Attention:  Paul W. Taylor, President and Chief Executive Officer

Facsimile:  303.675.1179

Email:  paul.taylor@gbnk.com

With a copy to:

Shapiro Bieging Barber Otteson LLP

4582 South Ulster Street Parkway, Suite 1650

Denver, CO  80237

Attention:  Christian E. Otteson

Facsimile:  720.488.7711

Email:  cotteson@sbbolaw.com

If to the Company:

Castle Rock Bank Holding Company

501 Wilcox Street

Castle Rock, CO  80104

Attention:  D.J. Tedesco

Facsimile:  (303) 688-9882

Email:  djtedesco@castlerockbank.com

With a copy to:

McAfee & Taft

Tenth Floor

Two Leadership Square

211 North Robinson

Oklahoma City, OK  73102

Attention:  C. Bruce Crum

Facsimile:  (405) 228-7447

Email:  bruce.crum@mcafeetaft.com

If to the Shareholders’ Representative:

To such address set forth on Company Schedule 13.15(a).

All notices sent by mail as provided above shall be deemed delivered three Business Days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one Business Day after delivery to the courier and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via email shall be deemed delivered only if sent to such Persons at such email addresses set forth above (and only if a delivery receipt is received by the sending party).

Section 13.5Governing Law; Venue.

(a)All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Delaware, without taking into account provisions regarding choice of law.

(b)In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of

Colorado or the United States District Court for the District of Colorado; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 13.5(b); (iii) waives any objection to laying venue in any such action or proceeding in such courts; (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 13.4.

Section 13.6Remedies Cumulative; Waiver.

(a)The rights and remedies of the parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Law: (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)At any time prior to the Effective Time, Guaranty (with respect to the Company) and the Company (with respect to Guaranty), may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of such party; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 13.7Severability.  Any term or other provision prohibited by or unlawful or unenforceable under Applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such Applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their Best Efforts to substitute a valid, legal and enforceable provision that implements the original purposes and intent of this Agreement.

Section 13.8Assignment.  This Agreement shall not be assigned by either party hereto without the prior written consent of the other party. Any attempted assignment of this Agreement without such consent shall be void and of no effect.

Section 13.9Entire Agreement.  All understandings and agreements heretofore made between the parties hereto are merged in this Agreement and the Non-Disclosure Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger and the transactions contemplated hereby.

Section 13.10Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.11Binding on Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.12No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement other than the provisions of Section 7.5(a) (which are intended to be for the benefit of those Persons covered thereby, but whose consent shall not be required to amend any provision of this Agreement).

Section 13.13Interpretation.

(a)In this Agreement, except as context may otherwise require, references to:

(i)the Preamble, Recitals, Articles, Sections, Exhibits or Schedules refer, respectively, to the Preamble to, a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii)this Agreement are to this Agreement and the Schedules to it, taken as a whole;

(iii)the “transactions contemplated hereby” include the transactions provided for in this Agreement, including the Merger;

(iv)any agreement (including this Agreement) or contract are to the agreement or contract as amended, modified, supplemented, restated or replaced from time to time, to the extent permitted by the terms thereof;

(v)any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires;

(vi)any Applicable Law or other law refer to such Applicable Law or other law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any Applicable Law or other law include any successor to such section;

(vii)any Governmental Authority include any successor to that Governmental Authority;

(viii)the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(ix)the terms “dollars”, “cents” and “$” mean U.S. Dollars and Cents;

(x)the phrase “date hereof” or “date of this Agreement” shall be deemed to refer to July 18, 2017; and

(xi)“foreign” or “federal” shall be by reference to the United States.

(b)The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)The words “include”, “includes” or “including” are to be deemed followed, in each case, by the words “without limitation”.

(d)The word “party” is to be deemed to refer to Guaranty or the Company.

(e)The phrase “in the ordinary course” as used in this Agreement, shall be deemed to mean, in each case, “in the usual and ordinary course of business consistent with past practice”.

(f)The table of contents, headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(g)This Agreement is the product of negotiation by the parties, each having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other.

(h)No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate Applicable Law.

Section 13.14Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any Section herein or schedule hereto; provided that the relevance of such disclosure is reasonably apparent from the terms of such disclosure.  The inclusion of any item on any schedule hereto shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or would be reasonably likely to have a Material Adverse Effect.

Section 13.15Shareholders’ Representative.

(a)The Person identified on Company Schedule 13.15(a) (such Person, the “Shareholders’ Representative”) is hereby appointed as the representative of the shareholders of the Company to act on behalf of such shareholders with respect to the matters identified in this Agreement, and the Shareholders’ Representative has accepted the appointment as the Shareholders’ Representative pursuant to the execution and delivery to Guaranty and the Company of a Consent to Appointment dated as of the date of this Agreement.

(b)By approving this Agreement and the transactions contemplated hereby or by executing the Transmittal Materials, each holder of Company Stock shall have irrevocably: (a) authorized and appointed the Shareholders’ Representative as such shareholder’s representative to act on behalf of the shareholder with respect to the matters set forth in this Agreement; and (b) agreed that the Shareholders’ Representative shall not be liable, responsible or accountable in damages or otherwise to the Company or any shareholders of the Company for any Liabilities incurred by reason of any error in judgment or any act or failure to act arising out of the activities of the Shareholders’ Representative on behalf or in respect of the shareholders of the Company, including: (i) the failure to perform any acts he or she is not expressly obligated to perform under this Agreement; (ii) any acts or failures to act made in good faith or on the advice of legal counsel, accountants or other consultants to the Shareholders’ Representative; or (iii) any other matter beyond the control of the Shareholders’ Representative. No bond shall be required of the

Shareholders’ Representative, and the Shareholders’ Representative shall not receive compensation for his services contemplated by this Agreement. If at any time the Shareholders’ Representative ceases to serve in such capacity due to his resignation, death or disability, the resulting vacancy in the position of Shareholders’ Representative may be filled by the approval of the Persons (or their heirs or successors) that held immediately prior to Closing a majority of the shares of Company Stock.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

GUARANTY BANCORP

By:	/s/ Paul W. Taylor
Name:	Paul W. Taylor
Title:	President and Chief Executive Officer

CASTLE ROCK BANK HOLDING COMPANY

By:	/s/ Thomas J. Miller
Name:	Thomas J. Miller
Title:	Chairman of the Board and President

By:	/s/ D.J. Tedesco
Name:	D.J. Tedesco
Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) dated as of July 18, 2017, is entered into by and among Guaranty Bancorp, a Delaware corporation (“Guaranty”), and each of the shareholders of Castle Rock Bank Holding Company, a Colorado corporation (the “Company”) identified in Exhibit A to this Agreement (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, in order to induce Guaranty to enter into that certain Agreement and Plan of Reorganization, dated as of the date hereof, with the Company (as amended from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement), Guaranty has required that each Shareholder enter into this Agreement;

WHEREAS, pursuant to the Merger Agreement, the Company shall be merged with and into Guaranty (the “Merger”) and, at the Effective Time of the Merger, each outstanding share of Company Stock shall be converted into the right to receive the Per Share Merger Consideration on the terms and conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder beneficially owns the number of shares of Company Class A Stock (“Shares”) set forth opposite his, her or its name on Exhibit A to this Agreement; and

WHEREAS, each Shareholder wishes to vote in favor of the approval of the Merger Agreement and any actions related thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and intending to be legally bound, the parties agree as follows:

Article 1
Voting Agreement

Section 1.01.  Consent to Support the Merger; Voting Agreement.  Each Shareholder hereby agrees: (a) with respect to all Shares that the Shareholder is entitled to vote at the time of any relevant vote or action by written consent, to vote or exercise its right to consent to approve the Merger Agreement and any actions related thereto; and (b) that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any: (i) Acquisition Proposal or any action or transaction in furtherance thereof; (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company; or (iii) corporate action the consummation of which is intended to, or would reasonably be expected to, materially frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement; provided, however, that the Shareholder will not be required to vote in favor of the Merger Agreement or in any other manner required pursuant to this Section 1.01 (nor will the irrevocable proxy apply), if, without the written consent of the Shareholder, there has been an amendment to the Merger Agreement that reduces the amount of consideration or the form of consideration to be received by such Shareholder or adversely affects the tax consequences of such Shareholder’s receipt of consideration under the Merger Agreement in its present form.

Section 1.02.  Irrevocable Proxy.  Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Shareholder hereby irrevocably grants a proxy appointing Guaranty as the Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power only in the manner contemplated by Section 1.01 above. Each Shareholder hereby acknowledges and agrees that: (a) such proxy: (i) is coupled with an interest; (ii) constitutes, among other things, an inducement for Guaranty to enter into the Merger Agreement; (iii) is irrevocable; and (iv) shall not be terminated by operation of law or otherwise upon the occurrence of any event (other than on termination of this Agreement as provided in Section 4.03(c) hereof); and (b) that no subsequent proxies with respect to the Shares shall be given with respect to the matters contemplated by Section 1.01 above (and if given shall not be effective).

Section 1.03.  Other Capacities.  If any Shareholder is an officer or director of the Company, nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of such Shareholder with respect to any action to be taken (or omitted) by such Shareholder in his or her fiduciary capacity as an officer or director of the Company; provided that the obligations, covenants and agreements of such Shareholder contained in this Agreement are separate and apart from such Shareholder’s fiduciary duties as an officer or director of the Company, and any fiduciary obligation that such Shareholder may have as a director or officer of the Company shall not countermand the obligations, covenants and agreements of such Shareholder, in his or her capacity as a shareholder of the Company, contained in this Agreement.

Article 2
Representations and Warranties of Shareholders

Each Shareholder represents and warrants to Guaranty that, as of the date hereof and as of the Effective Time:

Section 2.01.  Organization; Authorization.  If the Shareholder is not a natural person, the Shareholder is a trust that has been duly formed and is validly existing under the laws of its jurisdiction of formation. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby are within the powers of the Shareholder and have been duly authorized by all necessary action. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. This Agreement constitutes a valid and binding Agreement of such Shareholder and such Shareholder’s spouse, if the Shares constitute community property, and is enforceable against such Shareholder (and such Shareholder’s spouse if applicable) in accordance with its terms.

Section 2.02.  Noncontravention.  The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) in the case of a Shareholder that is not an individual, violate the instrument of trust or other governing documents of such Shareholder; (b) violate any Applicable Law; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder or any such Shareholder’s Affiliates is entitled under any provision of any agreement or other instrument binding on Shareholder or any such Shareholder’s Affiliates; or (d) result in the imposition of any Lien on any Shares of such Shareholder or any such Shareholder’s Affiliates.

Section 2.03.  Governmental Authorization.  The execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby do not and will not require any action by or in respect of, or filing with, any Governmental Authority or any other Person.

Section 2.04.  Litigation.  There is no action, suit, investigation or proceeding pending against or, to such Shareholder’s knowledge, threatened against or affecting such Shareholder which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

Section 2.05.  Informed Consent.  Each Shareholder: (a) has received and reviewed a copy of this Agreement, the Merger Agreement and the exhibits thereto; (b) has been given the opportunity to ask such questions of the Company and its representatives, and obtain such information from the Company, as such Shareholder wishes to so ask or obtain; and (c) has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Section 2.06.  Ownership of Shares.  Such Shareholder is the record and beneficial owner of his, her or its Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares other than those certain restrictions contained in that certain Shareholders Agreement, dated effective May 1, 2002 between the Company and each of its shareholders).  None of such Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting or disposition of such Shares.

Section 2.07.  Total Shares.  Except as set forth opposite such Shareholder’s name in Exhibit A to this Agreement, such Shareholder does not beneficially own any: (a) shares of capital stock or voting securities of the Company or any Subsidiary of the Company; (b) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or any Subsidiary of the Company, as applicable; or (c) options or other rights to acquire from the Company or any Subsidiary of the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary of the Company, as applicable. For the avoidance of doubt, “Shares,” as used in this Agreement, shall include all shares of the Company Stock that the Shareholder owns of record or beneficially and has the power to vote as of the date of this Agreement and all shares of Company Stock of which the Shareholder acquires record or beneficial ownership (and the power to vote) after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor-in-interest in any capacity or otherwise.

Section 2.08.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Guaranty, the Company or any Subsidiary of the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

Section 2.09.  Residence.  If the Shareholder is an individual, then such Shareholder’s residence is set forth opposite such Shareholder’s name in Exhibit A hereto. If the Shareholder is not an individual, then such Shareholder’s location in which it is based is set forth opposite such Shareholder’s name on Exhibit A hereto.

Article 3
Covenants of Shareholders

Each Shareholder hereby covenants and agrees that:

Section 3.01.  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Guaranty, directly or indirectly: (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares; or (b) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Guaranty promptly, and to provide all details requested by Guaranty, if Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

Section 3.02.  Other Offers.  Such Shareholder shall not, directly or indirectly, and shall not authorize any other person to: (a) take any action to solicit or initiate any Acquisition Proposal; (b) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal; or (c) enter into any agreement relating to an Acquisition Proposal. Such Shareholder will promptly notify Guaranty after receipt of an Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Guaranty fully informed of the status and details of any such Acquisition Proposal, indication or request.

Section 3.03.  Dissenters’ Rights.  The Shareholder agrees not to exercise any rights to dissent or demand payment of fair value or appraisal of the Shares, under Applicable Law (including under Section 7-113-101, et seq., of the CBCA), if applicable, which may arise with respect to the Merger.

Section 3.04.  Disclosure.  The Shareholder hereby authorizes Guaranty and the Company to publish and disclose in any filing with the Securities and Exchange Commission or any other Governmental Authority in connection with the Merger the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

Article 4
Miscellaneous

Section 4.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission but not electronic mail) and shall be given:

if to Guaranty, to:

Guaranty Bancorp

1331 Seventeenth Street, Suite 200

Denver, CO  80202

Attention:  Paul W. Taylor, President and Chief Executive Officer

With a copy to:

Shapiro Bieging Barber Otteson LLP

4582 South Ulster Street Parkway, Suite 1650

Denver, CO  80237

Attention:  Christian E. Otteson

if to a Shareholder, to the address set forth for such Person on Exhibit A,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the third succeeding Business Day in the place of receipt.

Section 4.02.  Further Assurances.  Each Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments, and use his, her or its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement.

Section 4.03.  Amendments and Waivers; Termination.

(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)This Agreement shall terminate and be of no further force and effect upon the earlier to occur of: (i) the Effective Time; or (ii) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement.

Section 4.04.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Guaranty may transfer or assign its rights and obligations to any Affiliate of Guaranty; provided, however, that no assignment by Guaranty shall relieve Guaranty of its obligations under this Agreement.

Section 4.06.   Governing Law.  All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Colorado, without taking into account provisions regarding choice of law.

Section 4.07.  Jurisdiction; Venue.  In any action or proceeding between any of the parties arising out of or relating to this Agreement, each party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Colorado or the United States District Court for the District of Colorado; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 4.07; (c) waives any objection to laying venue in any such action or proceeding in such courts; and (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

Section 4.08.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.10.   Entire Agreement.    This Agreement (and the Merger Agreement with respect to the Company and Guaranty) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 4.11.    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.12.    Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without the requirement to post bond) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 4.13.Individual Obligations.  Each of the Shareholders makes the representations, warranties and agreements contained herein individually and not jointly with any other Shareholder.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GUARANTY:

GUARANTY BANCORP

By:
Name:	Paul W. Taylor
Title:	President and Chief Executive Officer

SHAREHOLDERS:

[If Shareholder is a trust]:

(Trust Name)

By:
Name:
Title:	Trustee

[If Shareholder is an individual]:

Name:

Exhibit A

Shareholder	Address	Total Number of Class A Shares

exhibit b

MERGER agreement
BY AND BETWEEN
GUARANTY BANK AND TRUST COMPANY
AND CASTLE ROCK BANK

This Merger Agreement (this “Agreement”) is made and entered into as of this 18th day of July 2017, by and between Guaranty Bank and Trust Company, a Colorado state banking corporation with its home office in Denver, Colorado (“Guaranty”), and Castle Rock Bank, a Colorado state banking corporation with it home office in Castle Rock, Colorado (“CRB”).

WHEREAS, CRB maintains offices at:

501 Wilcox Street	506 Castle Pines Parkway
Castle Rock, CO 80104	Castle Pines North, CO 80108

WHEREAS, Guaranty maintains offices at:

5025 Kipling Street	303 East Mountain Avenue
Arvada, CO 80033	Fort Collins, CO 80524

101 West Centennial Drive	1550 East Harmony Road
Bennett, CO 80102	Fort Collins, CO 80525

807 Mountain Avenue	1210 East Mulberry Street
Berthoud, CO 80513	Fort Collins, CO 80524

1300 Walnut Street	16800 West Colfax Avenue
Boulder, CO 80302	Golden, CO 80401

2707 East Bromley Lane	930 11th Avenue
Brighton, CO 80601	Greeley, CO 80631

538 North Highway 36	2700 47th Avenue
Byers, CO 80103	Greeley, CO 80634

856 West Happy Canyon Road	12644 West Indore Place
Castle Pines, CO 80108	Littleton, CO 80127

120 South Wilcox Street	401 Main Street
Castle Rock, CO 80104	Longmont, CO 80501

3301 East 1st Avenue	1650 Pace Street
Denver, CO 80206	Longmont, CO 80504

1331 17th Street	1050 South Hover Road
Denver, CO 80202	Longmont, CO 80501

6501 East Belleview Avenue	1401 South Taft Avenue
Englewood, CO 80111	Loveland, CO 80537

11806 East Oswego Street	56540 East Colfax Avenue
Englewood, CO 80112	Strasburg, CO 80136

100 Oak Avenue	1197 West 120th Avenue
Eaton, CO 80615	Westminster, CO 80234

1355 East Eisenhower Boulevard	3227 Timberline Road
Loveland, CO 80538	Fort Collins, CO 80525

935 North Cleveland Avenue	2337 South Shields Street
Loveland, CO 80537	Fort Collins, CO 80526

300 East 29th Street	2695 West Eisenhower Boulevard
Loveland, CO 80538	Loveland, CO 80537

WHEREAS, the total number of authorized shares of CRB is 1,000 shares of common stock, $100.00 par value, of which 1,000 shares are issued and outstanding;

WHEREAS, the total number of authorized shares of Guaranty is 1,000 shares of common stock, $8,000.00 par value, of which 500 shares are issued and outstanding;

WHEREAS, all of the outstanding shares of common stock of CRB are held by Castle Rock Bank Holding Company, a Colorado corporation (“CRB Holding Company”), and all of the outstanding shares of common stock of Guaranty are held by Guaranty Bancorp, a Delaware corporation (“Guaranty Bancorp”);

WHEREAS, Guaranty Bancorp and CRB Holding Company have executed an Agreement and Plan of Reorganization dated July 18, 2017 (the “Holding Company Agreement”), pursuant to which, and subject to the conditions contained therein, CRB Holding Company will be merged (the “Holding Company Merger”) with and into Guaranty Bancorp;

WHEREAS, the Holding Company Agreement provides that CRB will be merged (the “Merger”) with and into Guaranty immediately after the Holding Company Merger; and

WHEREAS, the boards of directors of CRB and Guaranty have determined that it is advisable and in the best interests to merge CRB and Guaranty into a single corporation.

NOW, THEREFORE, CRB and Guaranty hereby agree as follows:

I.   TERMS AND CONDITIONS OF THE MERGER

1.1Merger.  At the Effective Time (as defined in Section 1.3 below), CRB shall be merged with and into Guaranty, and Guaranty shall be the surviving corporation.

1.2Terms of Merger.  At the Effective Time, each issued and outstanding share of CRB common stock shall be cancelled and the amount assigned to capital stock shall become capital surplus of Guaranty, and each issued and outstanding share of the common stock of Guaranty shall continue to represent one share of the common stock of Guaranty. No preferred stock will be issued as a result of the Merger.

1.3Effective Date.  Subject to the prior satisfaction of the conditions set forth in Article III of this Agreement, the Merger shall become effective on the date and immediately after the time (the “Effective Time”) the Holding Company Merger is effective pursuant to the Holding Company Agreement.

1.4Effect of Merger.  Upon the Effective Time, the separate existence of CRB shall cease, and CRB shall be merged with and into Guaranty, with Guaranty continuing as the surviving corporation, and all of the property, assets, rights, privileges, powers, franchises and immunities of Guaranty and CRB shall vest in the surviving corporation, and all of the debts, liabilities, and obligations of CRB and Guaranty shall become the debts, liabilities, and obligations of the surviving corporation.

1.5Stock Certificates.  On and after the Effective Time, all of the outstanding certificates that prior to the effective date represented shares of the common stock of CRB shall be cancelled and of no further force or effect

II.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1Articles of Incorporation and Bylaws.  The articles of incorporation of Guaranty, as in effect at the Effective Time, shall continue to be the articles of incorporation of Guaranty as the surviving corporation after the Effective Time, without further amendment or alteration until amended in accordance with the provisions thereof and applicable law. The bylaws of Guaranty, in effect at the Effective Time, shall continue to be the bylaws of Guaranty as the surviving corporation after the Effective Time, without further amendment or alteration until amended in accordance with the provisions thereof and applicable law.

2.2Directors and Officers of Surviving Corporation.  The name and address of each director of Guaranty as the surviving corporation, who shall serve until the next annual meeting, is set forth in the attached Schedule 1. The name and address of each executive officer of Guaranty as the surviving corporation is set forth in the attached Schedule 2.

III.   SURVIVING CORPORATION OFFICES,
CAPITALIZATION AND CAPITAL

3.1Offices of Surviving Corporation.  Following the Effective Time, Guaranty as the surviving corporation shall maintain all of the offices currently maintained by CRB and Guaranty.

3.2Capitalization of Surviving Corporation.  Following the Effective Time, the total number of authorized shares of Guaranty as the surviving corporation shall be 1,000 shares of common stock, $8,000.00 par value, of which 500 shares shall be issued and outstanding.

3.3Capital of the Surviving Corporation.  Based on the most recent reports of condition and income of CRB and Guaranty, the amount of total equity capital of Guaranty as the surviving corporation shall be $436.2 million.

IV.   CONDITIONS TO MERGER

4.1Conditions.  The consummation of the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions prior to or on the Effective Time:

(a)Holding Company Merger.  The Holding Company Merger shall have been consummated.

(b)Shareholder Approval.  This Agreement shall have been approved by the vote (i) of CRB Holding Company as the holder of 100% of the shares of common stock of CRB, and (ii) of Guaranty Bancorp as the holder of 100% of the shares of common stock of Guaranty;

(c)Federal Reserve Approval.  The Merger and this Agreement shall have been approved by the Board of Governors of the Federal Reserve System as the responsible agency pursuant to the Bank Merger Act (12 U.S.C. § 1828(c)) and the rules and regulations promulgated thereunder, and applicable waiting periods shall have expired; and

(d)Colorado State Banking Board Approval.  This Agreement shall have been approved by the Colorado State Banking Board pursuant to Section 11‑103‑703 of Colorado Revised Statutes.

V.MISCELLANEOUS

5.1Abandonment.  At any time before the Effective Time, this Agreement may be terminated and abandoned by agreement of the boards of directors of CRB and Guaranty, notwithstanding approval of this plan of merger by the shareholders of CRB and Guaranty. This Agreement shall automatically be terminated and abandoned, without the requirement of any action by CRB or Guaranty, if the Holding Company Merger is abandoned, or the Holding Company Agreement is terminated prior to consummation of the Holding Company Merger.

5.2Amendment.  At any time before the Effective Time, this Agreement may be amended, modified or supplemented by the boards of directors of the parties hereto, notwithstanding approval of this plan of merger by the shareholders of CRB and Guaranty; provided, however, that the boards of directors may not modify or supplement any of the principal terms of this Agreement without the approval of the shareholders of both CRB and Guaranty.

5.3Further Assurances.  From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to complete the Merger and the other transactions contemplated by this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement, having first been duly approved by the board of directors of CRB and Guaranty, is hereby executed on behalf of each of such parties by their respective duly authorized officers.

GUARANTY BANK AND TRUST COMPANY

By:
Name:	Paul W. Taylor
Title:	Chief Executive Officer

CASTLE ROCK BANK

By:
Name:	Thomas J. Miller
Title:	Chief Executive Officer

By:
Name:	D.J. Tedesco
Title:	President

[Signature page to Bank Merger Agreement]

Schedule 1

Post-Merger Board of Directors of
Guaranty Bank and Trust Company as the Surviving Corporation

Name	Address

Schedule 2

Post-Merger Executive Officers of

Guaranty Bank and Trust Company as the Surviving Corporation

Name	Address	Position